Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALSBRIDGE HOLDINGS, INC.,

ISG INFORMATION SERVICES GROUP AMERICAS, INC.,

GALA ACQUISITION SUB, INC.

AND

LLR EQUITY PARTNERS III, L.P., AS REPRESENTATIVE OF

THE EQUITYHOLDERS

DATED AS OF DECEMBER 1, 2016

i

Table of Exhibits

Exhibit A-1	Schedule of Persons to Sign Restrictive Covenant Agreements
Exhibit A-2	Forms of Restrictive Covenant Agreement
Exhibit B	Stockholder Written Consent
Exhibit C-1	Schedule of Principal Stockholders
Exhibit C-2	Release and Joinder Agreement
Exhibit D	Escrow Agreement
Exhibit E	Form of Unsecured Subordinated Promissory Note
Exhibit F	Contingent Receivables
Exhibit G	Schedule of Transaction Bonuses
Exhibit H	Distribution Waterfall
Exhibit I	Form of Letter of Transmittal
Exhibit J	Form of Letter of Cancellation and Release
Exhibit K	Employee Benefits

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 1, 2016 (this “Agreement Date”), is made by and among Alsbridge Holdings, Inc., a Delaware corporation (the “Company”), ISG Information Services Group Americas, Inc., a Texas corporation (“Parent”), Gala Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), and LLR Equity Partners III, L.P., a Delaware limited partnership, solely in its capacity as the representative (the “Representative”) of the Equityholders.

BACKGROUND

WHEREAS, Parent formed Acquisition Sub for the purpose of merging it with and into the Company and acquiring the Company as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of each of the Company, Parent (on its own behalf and as the sole equityholder of Acquisition Sub) and Acquisition Sub has (a) determined that it is in the best interests of the Company, Parent and Acquisition Sub, as applicable, and such entity’s respective equityholders, and declared it advisable for such entity, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of such entity;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to the Parent’s and Acquisition Sub’s willingness to enter into this Agreement, (i) each of John Dieter Thompson, Clifford P. Wagner, Jr. and Scott B. Scaff has entered into an Employment Agreement with the Company (collectively, the “Employment Agreements”), each of which shall become effective at the Effective Time, and (ii) each of the Equityholders listed on Exhibit A-1 has entered into a Restrictive Covenant Agreement with the Company substantially in the forms attached as Exhibit A-2 (collectively, the “Restrictive Covenant Agreements”) as noted on Exhibit A-1, each of which shall become effective at the Effective Time;

WHEREAS, following the execution of this Agreement but on the Agreement Date, the Company shall deliver to the Parent a Written Consent of the Stockholders with the Stockholder Approval, in the form attached hereto as Exhibit B (the “Stockholder Written Consent”); and

WHEREAS, concurrently with the execution of this Agreement, each of the Equityholders listed on Exhibit C-1 (each, a “Principal Stockholder”) has entered into a Release and Joinder Agreement, effective at the Effective Time, pursuant to which each such Principal Stockholder releases certain claims and agrees, severally and not jointly, to be bound by and subject to Section 2.15 (ISG Stock), Article 7 (Indemnification and Survival), Article 9 (Representative), and Article 10 (Miscellaneous) of this Agreement and further releases all claims against the Company, in each case, to the extent applicable to such Principal Stockholder, in the form of Exhibit C-2 (the “Release and Joinder Agreement”).

TERMS

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Certain Definitions.  As used herein, the terms below shall have the following meanings.

“4466 Return” shall have the meaning set forth in Section 8.1(a).

“Accounting Principles” means GAAP, as consistently applied by the Acquired Entities in the Financial Statements.

“Acquired Entities” means the Company and each of its Subsidiaries.

“Acquisition Sub” shall have the meaning set forth in Preamble.

“Action” means any suit, litigation, proceeding, arbitration, criminal prosecution, claim, case, complaint, cause of action, charge, demand, petition, citation, summon, subpoena, audit, or investigation of any nature, before or by any Governmental Body.

“Adjustment Calculation Time” means 11:59 P.M. on the Closing Date.

“Adjustment Per Share Distribution Amount” means, with respect to each Stockholder, an amount determined by multiplying such Stockholder’s Allocable Percentage by the aggregate amount of funds distributed to the Stockholders pursuant to Section 2.13.

“Affected Employees” shall have the meaning set forth in Section 6.1.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided, however, that in no event shall any Acquired Entity be considered an Affiliate of any portfolio company of any investment fund affiliated with the Representative, nor shall any portfolio company of any investment fund affiliated with the Representative be considered to be an Affiliate of any Acquired Entity.

“Affiliated Group” means an affiliated group as defined in Section 1504(a) of the Code (or corresponding provision of state, local or non-U.S. Tax law).

“Aggregate Option Payment” means the aggregate Option Cancellation Consideration payable to all holders of In-the-Money Options.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Date” shall have the meaning set forth in the Preamble.

“Allocable Percentage” means, with respect to each Stockholder, the percentage determined by dividing (a) the sum of (i) the number of Common Shares owned by such Stockholder (including restricted Common Shares which vest in connection with the Merger), plus (ii) if such Stockholder owns Series A Preferred Shares (including restricted Series A Preferred Shares which vest in connection with the Merger), the number of Common Shares which such Stockholder would hold if such Stockholder’s Series A Preferred Shares were converted into Common Shares on a one-to-one basis, by (b) the number of Fully Diluted Common Shares.

“Appraisal Shares” shall have the meaning set forth in Section 2.12.

“Assets” means all of the Acquired Entities’ right and title to and interest in the properties and assets of any kind, whether tangible or intangible, real or personal or mixed, which are used in connection with the operation of the Business, as conducted on the Agreement Date.

“Audited Financial Statements” means the consolidated audited balance sheets of the Acquired Entities as of December 31, 2015 and December 31, 2014, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flow for each of the fiscal years then ended.

“Balance Sheet Date”  means September 30, 2016.

“Beneficial owner” and “beneficially own” shall be determined with reference to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Business” means (a) the Company’s business, conducted directly and through its Subsidiaries, of providing advisory services for IT infrastructure services, network carrier services, hardware and software, application support and development, business processes and cloud services and (b) any other business conducted by the Company as of the Effective Time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Regulations to be closed in the State of New York.

“Business Intellectual Property” means, collectively, all Intellectual Property owned, in whole or in part, or licensed by the Acquired Entities that is used, in whole or in part, in the Business as conducted on the Agreement Date, other than Commercial Software.

“Business Intellectual Property Contracts” shall have the meaning set forth in Section 3.18(e).

“Calculation Notice” shall have the meaning set forth in Section 2.13(b).

“Cash” means all cash and cash equivalents (including marketable securities and marketable short term investments) of the Acquired Entities, without limitation or restriction of any kind, net of any bank overdrafts and as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, calculated in accordance with the Accounting Principles, and whether in the possession of another Person or otherwise, including all outstanding security, customer or other deposits of the Acquired Entities; provided that Cash shall not include (a) any cash deposits being held as collateral or other security for contractual obligations where the cash in these accounts cannot be withdrawn without curing with a future cash deposit or other financial obligation, including any security deposits with landlords, (b) any cash deposits being held in an account of the Acquired Entities pending further deposit in the Acquired Entities 401(k) Employee Plan and (c) an aggregate amount equal to $2,517,598.93.

“Cash Adjustment Amount” shall have the meaning set forth in Section 2.13(d).

“Cash Consideration” means an amount equal to $56,000,000 in cash.

“Certificate of Incorporation” means the Company’s Third Amended and Restated Certificate of Incorporation, dated as of April 30, 2014, as amended to date.

“Certificates” shall have the meaning set forth in Section 2.10(c)(i).

“Claim Notice” shall have the meaning set forth in Section 7.6(a).

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Cash” shall have the meaning set forth in Section 2.13(a).

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Indebtedness” shall have the meaning set forth in Section 2.13(a).

“Closing Merger Consideration” means (a) the sum of the Cash Consideration, the Note Consideration and the ISG Stock Consideration, plus (b) the Estimated Cash, plus (c) the aggregate exercise price for all In-the-Money Options, minus (d) the Estimated Indebtedness, minus (e) the Estimated Transaction Fees.

“Closing Transaction Fees” shall have the meaning set forth in Section 2.13(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software” means Software licensed from third parties pursuant to non-negotiated, end-user off-the-shelf, click-wrap or  shrink-wrap licenses used generally in the Business.

“Common Closing Consideration” means (a) the Closing Merger Consideration, minus (b) the sum of (i) the aggregate Per Series A Preferred Share Liquidation Preference and (ii) the aggregate Per Series B Preferred Share Liquidation Preference.

“Common Shares” shall have the meaning set forth in Section 2.8(b).

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” shall have the meaning set forth in Preamble.

“Company Disclosure Schedule” shall have the meaning set forth in Article 3.

“Company Equity Incentive Plan” means the Alsbridge Holdings, Inc. 2012 Equity Incentive Plan, as amended to date.

“Company Material Adverse Effect” means, with respect to the Acquired Entities, any change, effect, event or condition which has resulted in a material adverse change in the business, financial condition or results of operations of the Acquired Entities, taken as a whole, or the ability of the Company to perform its obligations hereunder, including to consummate the transactions contemplated hereby; provided, however, that none of the following shall be taken into account (either alone or in combination) in determining whether there has been a Company Material Adverse Effect:  (a) the effect of any change that is generally applicable to the industry and markets in which the Acquired Entities operate; (b) the effect of any change that is generally applicable to the U.S. economy or its securities or financing markets, or the world economy or international securities or financing markets; (c) the effect of any change arising in connection with earthquakes, fires and other similar destructive natural events, acts of war, sabotage or terrorism or military actions, or any worsening or escalation of the foregoing; (d) the effect of any change in GAAP or applicable Regulations; (e) the effect of any events or occurrences, directly or indirectly, related to the announcement or consummation of the transactions contemplated by this Agreement; (f) the effect of any action taken by Parent, Acquisition Sub or any of their respective Affiliates or any omission to act by Parent, Acquisition Sub or any of their respective Affiliates; or (g) the effect of any action taken by any of the Acquired Entities or any omission to act by any of the Acquired Entities, in each case, that is in compliance with the terms of this Agreement or was otherwise taken (or not taken) with the consent of or at the request of Parent, Acquisition Sub or any of their respective Affiliates, except in the case of clauses (a), (b), (c) or (d) to the extent such material adverse change arising therefrom or related thereto has a materially disproportionate adverse effect on the Acquired Entities, taken as a whole, as compared to other Persons engaged or operating in the same industry or geographic location as the Acquired Entities; provided, further, that the failure of the Acquired Entities to meet any internal or external projections, forecasts, budgets or estimates of revenues or earnings shall not, in and of itself, be evidence that a Company Material Adverse Effect has occurred (provided, however, that the prior proviso shall not prevent a determination that any change, event, development or effect underlying such failure has resulted in a Company Material Adverse Effect).

“Company Options” means all options issued under the Company Equity Incentive Plan representing the right to acquire Shares of Common Stock that are outstanding as of the Agreement Date.

“Computer System” shall have the meaning set forth in Section 3.18(h).

“Contingent Receivables” shall have the meaning set forth in Section 6.7(a).

“Contingent Value Consideration” means (a) the Receivable C Contingent Value, plus (b) the Receivable H Contingent Value, plus (c) Receivable V Contingent Value.

“Continuing Clients” shall have the meaning set forth in Section 10.15(a).

“Contracts” means any written or oral contracts, agreements, leases and licenses.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Copyrights” means all copyrights, copyrightable works and databases, including any Software and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto.

“Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any Governmental Body that is expressly by its terms binding on any Person or its property.

“Covenant Survival Date” shall have the meaning set forth in Section 7.1.

“Credit Agreement” means that certain Credit Agreement by and between Texas Capital Bank, National Association, a national banking association, in its capacity as Administrative Agent and Lender, and Alsbridge, Inc., a Texas corporation, as Borrower, dated as of November 19, 2012; as amended by that certain First Modification to Credit Agreement and Related Loan Documents dated December 31, 2012; as further amended by that certain Waiver and Second Modification to Credit Agreement dated October 3, 2013; as further amended by that certain Waiver and Third Modification to Credit Agreement dated December 19, 2013; and as further amended by that certain Fourth Modification to Credit Agreement and Related Loan Documents dated December 18, 2015.

“De Minimis Basket” shall have the meaning set forth in Section 7.3(a)(i).

“Default” means (a) any material violation, breach or default, (b) the occurrence of an event that, with or without the passage of time, the giving of notice or both would, constitute a material violation, breach or default or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination.

“DGCL” shall have the meaning set forth in Section 2.1.

“Dispute Notice” shall have the meaning set forth in Section 7.6(b).

“Distribution Waterfall” shall have the meaning set forth in Section 2.9(d).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Plans” shall have the meaning set forth in Section 3.12(a).

“Encumbrance” means any lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement or encumbrance.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.3.

“Environmental Law” means any and all Regulations, to the extent applicable to a party or to a party’s business, the primary purpose of which is to regulate the protection of the environment, including ambient air, surface water, groundwater or land, or Hazardous Substances on human health, or emissions, discharges or releases of Hazardous Substances into the environment, or the handling of Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Environmental Permits” shall have the meaning set forth in Section 3.11(b).

“Equityholder Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Equityholders” means, collectively, all of the Stockholders and all of the holders of Company Options.

“ERISA” shall have the meaning set forth in Section 3.12(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(a).

“Escrow Agent” means SunTrust Bank, or such other Person agreed to by both the Representative and Parent, in such Person’s capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement by and among Parent, the Representative and the Escrow Agent, in substantially the form of Exhibit D attached hereto.

“Escrow Release Date” means March 1, 2018.

“Estimated Cash” shall have the meaning set forth in Section 2.9(b).

“Estimated Indebtedness” shall have the meaning set forth in Section 2.9(a).

“Estimated Transaction Fees” shall have the meaning set forth in Section 2.9(c).

“Final Merger Consideration” means an amount equal to (a) the Closing Merger Consideration, plus (b) the Total Adjustment Amount, plus (c) as applicable pursuant to the terms of this Agreement, the Contingent Value Consideration.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Foreign Plan” shall have the meaning set forth in Section 3.12(o).

“Fraud” means an intentional and knowing act by any representative of the Company, taken in connection with this Agreement and the transactions contemplated hereby, which is finally determined by a court of competent jurisdiction to constitute a common law fraud.

“Fully Diluted Common Shares” means (a) the aggregate number of Common Shares (including restricted Common Shares which vest in connection with the Merger) plus (b) the aggregate number of Common Shares that would have been issuable upon conversion of the Series A Preferred Shares (including restricted Series A Preferred Shares which vest in connection with the Merger) assuming a one-to-one conversion ratio, but excluding in each case of clauses (a) and (b) any Shares held in the Company’s treasury or otherwise owned by the Company.

“Fully Diluted Equity” means (a) the aggregate number of Common Shares (including restricted Common Shares which vest in connection with the Merger) plus (b) the aggregate number of Common Shares issuable upon exercise of vested In-the-Money Options (including those that vest as of the Effective Time as described in Section 2.11), and plus (c) the aggregate number of Common Shares that would have been issuable upon conversion of the Series A Preferred Shares (including restricted Series A Preferred Shares which vest in connection with the Merger) assuming a one-to-one conversion ratio, but excluding in each case of clauses (a), (b) and (c) any Shares held in the Company’s treasury or otherwise owned by the Company.

“Fundamental Representations” means those representations and warranties contained in Section 3.1 (Organization of the Company), Section 3.2 (Organization of the Acquired Entities), Section 3.3 (Authorization), Section 3.4 (Capitalization of the Acquired Entities), Section 3.8(a) (No Conflict or Violation) and Section 3.20 (Brokers).

“Funded Indebtedness” means the sum of all monies required by the Acquired Entities to repay in full all amounts due under the Credit Agreement, and to obtain the release of the Encumbrances in favor of any Person securing the indebtedness evidenced by the Credit Agreement, in each case as calculated in accordance with the Pay-off Letter applicable to the Credit Agreement.

“GAAP” means accounting principles generally accepted in the United States consistently applied and maintained throughout the applicable periods.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental body of any nature (including any governmental division, authority, program, plan, office, bureau, board, directorate, political subdivision, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Substance” means any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance,” as defined or regulated by any Environmental

Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and Regulations promulgated thereunder, or any analogous state and local Regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.

“In-the-Money Options” shall have the meaning set forth in Section 2.11(b).

“Indebtedness” means, without duplication, and excluding Indebtedness solely between or among any of the Acquired Entities:  (a) any monetary obligations of the Acquired Entities for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses and breakage costs); (b) any monetary obligations of the Acquired Entities evidenced by any note, bond, debenture or other debt security; (c) any outstanding monetary obligations to pay the deferred purchase price of property or services or for the deferred purchase price of a business or assets (including any so-called “earn-out” or similar payments (contingent or otherwise) in respect thereof (at the maximum amount that may be payable under the applicable agreements)), (d) any monetary obligations of the Acquired Entities under leases for personal property required by the Accounting Principles to be capitalized; (e) any monetary obligations of a Person, other than any of the Acquired Entities, secured by an Encumbrance against any Acquired Entity’s Assets other than Permitted Encumbrances; (f) any monetary obligations of the Acquired Entities for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, but only to the extent actually drawn; (g) the net amount, which may be positive or negative, of any obligations of the Acquired Entities under any currency or interest rate swap, hedge or similar protection device; (h) any monetary obligations for the payment of funds or monies under any settlement agreements; (i) the employer’s share of payroll withholding with respect to the Transaction Bonuses and the Option Cancellation Consideration; (j) any unpaid back due tenant improvements in the aggregate amount of $18,833.96 due to FPG Colonnade, LP; (k) any of the foregoing to the extent guaranteed by an Acquired Entity; and (l) and all interest, fees, change of control payments, prepayment premiums or penalties and other fees or expenses owed or payable with respect to the indebtedness referred to in clauses (a) through (k) above.

“Indebtedness Adjustment Amount” shall have the meaning set forth in Section 2.13(d).

“Indebtedness Statement” shall have the meaning set forth in Section 2.9(a).

“Indemnification Escrow Account” means the account into which the Indemnification Escrow Amount is deposited and held by the Escrow Agent, subject to disbursement as provided in Article 7 and in the Escrow Agreement.

“Indemnification Escrow Amount” means $6,000,000 in the form of ISG Stock valued at the ISG Stock Price per share of ISG Stock (i.e., 1,500,000 shares of ISG Stock), as reduced from time to time by the number of shares of ISG Stock distributed therefrom in accordance with Article 7 and the Escrow Agreement.

“Indemnification Escrow Balance” shall have the meaning set forth in Section 7.8(a).

“Indemnified Officers” shall have the meaning set forth in Section 6.2(a).

“Indemnified Party” shall have the meaning set forth in Section 7.6(a).

“Indemnitor” shall have the meaning set forth in Section 7.6(b).

“Infringes” or “Infringing” shall have the meaning set forth in Section 3.18(d).

“Initial Calculations” shall have the meaning set forth in Section 2.13(a).

“Intellectual Property” means all intellectual property rights arising from or associated with the following, and all improvements, modifications and enhancements thereto, compilations and derivatives thereof, and all licenses related thereto, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (a) Trademarks; (b) Patents; (c) Copyrights; and (d) Trade Secrets.

“ISG” means Information Services Group, Inc., a Delaware corporation.

“ISG Stock” means shares of common stock of ISG, par value $0.001 per share.

“ISG Stock Consideration” means 3,200,000 shares of ISG Stock, having an initial aggregate value of $12,800,000 based on the ISG Stock Price.

“ISG Stock Price” means $4.00.

“Knowledge” or any similar phrase, when used with respect to the Company, means the actual knowledge of each member of the Senior Management Team after reasonable inquiry.

“Labor Laws” means all Regulations applicable to a party or to a party’s business, the primary purpose of which is to govern labor relations, unions, collective bargaining, employment conditions, employment discrimination and harassment, wages, hours or occupational safety and health.

“Law” means any statute, law, ordinance, rule, or regulation of any Governmental Body.

“Leased Real Property” means all Real Property currently leased or subleased by an Acquired Entity and described in the Real Property Leases.

“Letter of Cancellation and Release” shall have the meaning set forth in Section 2.11(d).

“Letter of Transmittal” shall have the meaning set forth in Section 2.10(c)(i).

“Liability” means any liability, obligation, commitment, expense, deficiency, guaranty or endorsement of or by any Person, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.

“Lock-up Period” shall have the meaning set forth in Section 2.15(b).

“Loss” means any actual or reasonably forseeable loss, damage, liability, cost, interest, penalty or reasonable out-of-pocket expense, including reasonable attorneys’ fees and disbursements.

“Majority Holders” shall have the meaning set forth in Section 9.1.

“Material Contracts” shall have the meaning set forth in Section 3.6(a).

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Certificate” shall have the meaning set forth in Section 2.2.

“Note Consideration” means the aggregate original principal amount of all Notes, which is equal to $7,000,000.

“Notes” means, collectively, the unsecured subordinated promissory notes issued by Parent to the Equityholders at the Closing, each in substantially the form of Exhibit E.

“Option Cancellation Consideration” shall have the meaning set forth in Section 2.11(b).

“Optionholder” means a holder of options to purchase Common Shares.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of business of the Acquired Entities, consistent with the past practices of the Acquired Entities.

“Other Indemnitors” shall have the meaning set forth in Section 6.2(d).

“Outstanding Litigation Matter” means the litigation matter described in Schedule 3.16 of the Company Disclosure Schedule.

“Owned Intellectual Property” shall have the meaning set forth in Section 3.18(b).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 1, 2016, among ISG, various lenders and Bank of America, N.A., as Administrative Agent, and any amendment or refinancing thereof.

“Parent Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Parent Material Adverse Effect” means, with respect to Parent or Acquisition Sub, any event or condition which has a material adverse change in (a) the business, financial condition or results of operations of Parent and Acquisition Sub, taken as a whole, or (b) the ability of Parent and Acquisition Sub to perform their respective obligations hereunder, including to consummate the transactions contemplated hereby.

“Patents” means any patents and patent applications, including reissues, continuations, continuations in part, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, and any foreign or international equivalent of any of the foregoing.

“Pay-off Letters” shall have the meaning set forth in Section 2.9(a).

“Payment Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company, or such other bank or other institution as selected by the Representative and reasonably acceptable to Parent.

“Per Common Share Closing Merger Consideration” means the following consideration: (a) the Common Closing Consideration; divided by (b) the Fully Diluted Equity.

“Per Series A Receivable C Contingent Value Amount” means an amount per Series A Preferred Share equal to the Series A Allocable Percentage of the Receivable C Contingent Value for such Series A Preferred Share.

“Per Series A Preferred Share Liquidation Preference” means an amount per Series A Preferred Share equal to (a) the Stated Value for such Series A Preferred Share, plus (b)  an amount equal to all dividends accrued on such Series A Preferred Share in accordance with the Certificate of Incorporation and unpaid as of the Effective Time.

“Per Series B Preferred Share Liquidation Preference” means an amount per Series B Preferred Share equal to (a) the Stated Value for such Series B Preferred Share plus (b) an amount equal to all dividends accrued on such Series B Preferred Share in accordance with the Certificate of Incorporation and unpaid as of the Effective Time.

“Per Share Indemnity Holdback Amount” means an amount equal to (a) the Indemnification Escrow Amount, divided by (b) the Fully Diluted Common Shares.

“Per Share Receivable H Contingent Value Amount” means an amount equal to (a) the Receivable H Contingent Value, divided by (b) the Fully Diluted Common Shares.

“Per Share Receivable V Contingent Value Amount” means (a) the Receivable V Contingent Value, divided by (b) the Fully Diluted Common Shares.

“Per Share Representative Holdback Amount” means an amount equal to (a) the Representative Holdback Amount, divided by (b) the Fully Diluted Common Shares.

“Permits” means each license, permit, franchise, approval, authorization, consent or order of, or filing with, any Governmental Body for the conduct of, or relating to the operation of, the Business as conducted on the Agreement Date.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and other governmental charges either (i) not yet due and payable or (ii) being contested in good faith and appropriate reserves for such contested amounts have been accrued on the Company’s financial statements, (b) statutory, mechanics’, laborers’, materialmen’s, warehouseman’s, carrier’s and other similar Encumbrances arising in the Ordinary Course of Business for sums not yet due or being contested in good faith, (c) with regard to Real Property, (i) any and all matters of record in the jurisdiction where the Real Property is located, including zoning restrictions, easements and other reservations, entitlements, covenants, conditions, oil and gas leases, mineral severances and Encumbrances, (ii) any easements, rights-of-way, building, use and environmental restrictions and regulations, prescriptive rights, encroachments, protrusions, rights and party walls, and (iii) statutory, common law and contractual landlord’s Encumbrances, rights of distress or Encumbrances or other matters under any Real Property Lease or other leases, subleases or license agreements, and (d) such other imperfections of title as do not materially interfere with the current use of any of the Acquired Entities’ properties or otherwise impair the Acquired Entities’ operation of the Business as conducted on the Agreement Date.

“Person” means any person or entity, including an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture and Governmental Body.

“Pre-Closing Income Tax Return” shall have the meaning set forth in Section 8.1(a).

“Pre-Closing Period” means a taxable period or portion thereof ending on or before the Closing Date (including the portion of a Straddle Period ending on the Closing Date as determined in accordance with Section 8.5).

“Preferred Shares” shall have the meaning set forth in Section 2.8(a).

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Principal Stockholders” means the stockholders set forth on Exhibit C-1.

“Protected Material” shall have the meaning set forth in Section 10.15(b).

“Real Property” means all real property owned, leased or subleased by an applicable Person, together with all buildings, improvements, fixtures and easements located thereon.

“Real Property Leases” means all leases or subleases in effect as of the Agreement Date entered into by the Acquired Entities pursuant to which the Acquired Entities lease or sublease and occupy or use any Real Property together with all amendments and modifications thereto.

“Receivable C Contingent Value” means the cash received by the Surviving

Corporation or any of the other Acquired Entities in connection with the account receivable corresponding to the Receivable C Contingent Value as described on Exhibit F and in an aggregate amount up to $1,370,495.00.

“Receivable H Contingent Value” means the cash received by the Surviving Corporation or any of the other Acquired Entities in connection with the unbilled receivable corresponding to the Receivable H Contingent Value as described on Exhibit F and in an aggregate amount up to $1,027,005.00.

“Receivable V Contingent Value” means the cash received by the Surviving Corporation or any of the other Acquired Entities in connection with the accounts receivable corresponding to the Receivable V Contingent Value as described on Exhibit F and in an aggregate amount up to $120,098.93.

“Record Retention Period” shall have the meaning set forth in Section 6.3.

“Regulations” means, with respect to a particular Person, any laws, statutes, ordinances, regulations, rules and agency guidelines of any Governmental Body or authority binding on such Person, but, for the avoidance of doubt, excluding any Court Orders.

“Representation Survival Date” shall have the meaning set forth in Section 7.1.

“Representative” shall have the meaning set forth in in the Preamble.

“Representative Fund Account” means the account into which the Representative Fund Amount is deposited and held by the Representative, subject to disbursement as provided in this Agreement.

“Representative Fund Account Balance” shall have the meaning set forth in Section 9.3.

“Representative Fund Amount” means Five Hundred Thousand Dollars ($500,000.00), as reduced from time to time by the amount of monies distributed therefrom in accordance with this Agreement.

“Resolved Claim Balance” shall have the meaning set forth in Section 7.8(c).

“Restrictive Covenant Agreements” shall have the meaning set forth in the Background.

“Senior Management Team” means John Dieter Thompson, Clifford P. Wagner, Jr., Scott B. Scaff and Jeff Seabloom.

“Series A Allocable Percentage” means, with respect to each Preferred A Share, the percentage determined by dividing (a) the sum of (i) the Per Series A Preferred Share Liquidation Preference of such Preferred A Share, by (b) the aggregate Per Series A Preferred Share Liquidation Preference of all Preferred A Shares issued and outstanding immediately prior to the Effective Time.

“Series A Preferred Shares” means shares of Series A Preferred Stock.

“Series A Preferred Stock” means the Company’s Series A Redeemable Participating Preferred Stock, par value $0.001 per share.

“Series B Preferred Shares” means shares of Series B Preferred Stock.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.001 per share.

“Settlement Arbitrator” shall have the meaning set forth in Section 2.13(c).

“Shares” means, collectively, Common Shares and Preferred Shares, and “Share” means any Common Share or any Preferred Share.

“Significant Customers” shall have the meaning set forth in Section 3.21(a).

“Significant Suppliers” shall have the meaning set forth in Section 3.21(b).

“Software” means all computer systems and software programs, including all versions of source code, object code, assembly language, compiler language, machine code, and all other computer instructions, code, and languages embodied in computer software of any nature whatsoever and all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, further developments, derivative works thereto, and all designs and design documents (whether detailed or not), technical summaries, and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications), firmware and middleware associated with the foregoing.

“SOL Survival Date” shall have the meaning set forth in Section 7.1.

“Specific Indemnities” shall have the meaning set forth in Section 7.2(a).

“Stated Value” means, as provided in the Certificate of Incorporation, the amount paid by any given Stockholder to the Company for a Series A Preferred Share or Series B Preferred Share, as applicable.

“Stockholder” means, a holder of shares of the Company’s capital stock, including a holder of restricted Common Stock or restricted Preferred Stock, and “Stockholders” means, collectively, the holders of all of the shares of the Company’s capital stock, including holders of restricted Common Shares.

“Stockholder Approval” means the affirmative vote or consent of (a) the holders of a majority of all shares of Common Stock and Series A Preferred Stock outstanding on the record date, voting together as a single class; and (b) the holders of a majority of all shares of Series A Preferred Stock outstanding on the record date, voting separately as a class.

“Stockholder Notice” shall have the meaning set forth in Section 2.12(a).

“Straddle Period” shall have the meaning set forth in Section 8.5.

“Subsidiary” means a corporation or other entity of which 50% of the voting power or value of the equity securities is owned, directly or indirectly, by the Company or Parent, as the context requires.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Policies” shall have the meaning set forth in Section 6.2(b).

“Tax” or “Taxes” means all U.S. federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, escheat or unclaimed property, withholding, excise, production, transfer, alternative minimum, value added, occupancy and other taxes of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, in each case whether disputed or not.

“Tax Related Representations” shall have the meaning set forth in Section 7.1.

“Tax Return” means any return, declaration, report, statement, or other document required to be filed with a taxing authority with respect to Taxes, including any schedule thereto and any amendment thereof.

“Third Party Claim Notice” shall have the meaning set forth in Section 7.7(a).

“Threshold” shall have the meaning set forth in Section 7.3(a)(ii).

“Total Adjustment Amount” shall have the meaning set forth in Section 2.13(d).

“Trade Secrets” means all confidential know-how, inventions, discoveries, improvements, concepts, ideas, techniques, methods, processes, designs, plans, schematics, drawings, analytics, working notes and memos, formulae, technical data, specifications, research and development information, market studies, consultant reports, prototypes, sales methods, technology and product roadmaps and other proprietary or confidential information.

“Trademarks” means any trade names, trademarks and service marks, business names, fictitious business names, uniform resource locators (URLs), domain names and trade dress, whether registered or unregistered, and registrations, applications to register and all of the goodwill of the business related to the foregoing.

“Transaction Bonus” means any bonus, change of control payment, retention payment or similar compensation (excluding, for the avoidance of doubt, the Option Cancellation Consideration) paid by any of the Acquired Entities as a result of the Closing, including not less than $2,000,000 payable to the employees of the Acquired Entities as set forth on Exhibit G.

“Transaction Fee Statement” shall have the meaning set forth in Section 2.9(c).

“Transaction Fees” means (without duplication of any other amount payable in connection with this Agreement or the transactions contemplated hereby) the following fees, expenses and other similar amounts that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Acquired Entities in connection with the consideration by or the preparation of the Acquired Entities for a transaction process, the preparation, negotiation and execution of any agreements, documents or instruments relating thereto, including this Agreement, and the consummation of the transactions contemplated hereby, including the Merger:  (a) the fees and expenses of, or other similar amounts charged by, counsel to the Acquired Entities, including those of Pepper Hamilton LLP and Gardere Wynne Sewell, LLP; (b) the fees and expenses of, or other similar amounts charged by, any agents or financial advisors, including those of Raymond James & Associates, Inc., engaged by the Acquired Entities; (c) the fees and expenses of, or other similar amounts charged by, any accountants engaged by the Acquired Entities, including BKD, LLP in connection with the preparation of the Financial Statements in anticipation of the transactions contemplated hereby; (d) the fees and expenses of, or other similar amounts charged by, any other consultants, advisors or experts engaged by the Acquired Entities; (e) any Transaction Bonuses or severance, termination or other similar payments and benefits, in each case, payable by any Acquired Entity in connection with the transactions contemplated hereby and prior to the Closing (but not including, for the avoidance of doubt and without limitation, terminations by Parent after Closing); and (f) the premiums for the Tail Policies.

“Transaction Fees Adjustment Amount” shall have the meaning set forth in Section 2.13(d).

“Transaction Tax Deductions” means the amount of the deductions for income Tax purposes permitted by applicable Law to any Acquired Entity with respect to (a) the payment of amounts described in the definition of Transaction Fees, (b) the write-off of deferred financing costs and any other deductions arising in connection with the payment of Indebtedness at Closing, (c) the payment of amounts with respect to In-the-Money Options, and (d) the payment of any Transaction Bonuses paid concurrently with or following the Closing, and (e) the payment of the employer’s share of any employment Taxes payable in respect of the payments described in this definition.

“Transfer Agent” means Continental Stock Transfer & Trust Company, ISG’s transfer agent and registrar.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including temporary regulations and corresponding provisions of succeeding regulations).

“Unaudited Financial Statements” means the consolidated unaudited balance sheet of the Acquired Entities as of the Balance Sheet Date and the related unaudited consolidated statement of operations for the nine-month period then ended.

“Union” shall have the meaning set forth in Section 3.17(d).

“WARN Act Laws” shall have the meaning set forth in Section 3.17(e).

Section 1.2                                    Interpretation.  In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)                                 the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)                                 words importing any gender shall include other genders;

(c)                                  words importing the singular only shall include the plural and vice versa;

(d)                                 the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” or “but not limited to;”

(e)                                  the words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)                                   references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g)                                  references to any Person include the successors and permitted assigns of such Person;

(h)                                 an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, or (ii) such item is otherwise specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto.

(i)                                     any reference in this Agreement to “made available” means a document or other information that was provided (or otherwise made available) to Parent and its representatives via delivery of a copy thereof via hard copy or e-mail or via the Company’s virtual data rooms hosted by Intralinks;

(j)                                    the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement;

(k)                                 when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, it being understood that if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(l)                                     any reference in this Agreement to $ shall mean U.S. dollars; and

(m)                             the Exhibits and Schedules to this Agreement are hereby incorporated and make a part hereof and are an integral part of this Agreement as if set forth in full herein.

ARTICLE 2

THE MERGER

Section 2.1                                    The Merger.  At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Sub shall be merged with and into the Company (the “Merger”).  At the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate existence of Acquisition Sub shall cease.

Section 2.2                                    Effective Time.  Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger in customary form reasonably acceptable to Parent and the Company (the “Merger Certificate”) shall be duly executed by the Company and Acquisition Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date.  The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (such time as the Merger becomes effective, the “Effective Time”).

Section 2.3                                    Closing of the Merger.

(a)                                 The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on the Agreement Date (the “Closing Date”) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103-2799, unless another time, date or place is agreed to in writing by the parties hereto.  The Closing shall occur remotely by electronic or facsimile transmissions coordinated through such office of Pepper Hamilton LLP.

(b)                                 At the Closing, in addition to the other documents, agreements and instruments required to be executed and delivered by Parent pursuant to this Agreement, Parent shall execute and deliver to the Representative a certificate, duly executed on behalf of Parent by an authorized Secretary or Assistant Secretary of Parent, dated as of the Closing Date, to the effect that:

(i)                                     (A) the organizational documents of Parent and Acquisition Sub attached to such certificate are true and correct, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (C) below, (B) no amendment to such organizational documents of either Parent or Acquisition Sub has occurred since the date of adoption of the resolutions referred to in clause (C) below, other than as shown in such certificate, and (C) the resolutions adopted by the respective boards of directors of Parent and Acquisition Sub and attached to such certificate authorizing this

Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(ii)                                  the respective officers of Parent and Acquisition Sub executing this Agreement and the other documents, agreements and instruments to be executed and delivered by Parent or Acquisition Sub pursuant to this Agreement are incumbent officers of Parent or Acquisition Sub, as applicable, and the specimen signatures set forth on such certificate are their genuine signatures.

(c)                                  At the Closing, in addition to the other documents, agreements and instruments required to be executed and delivered by the Company pursuant to this Agreement, the Company shall execute and deliver to Parent a certificate, duly executed on behalf of the Company by an authorized Secretary or Assistant Secretary of the Company, dated as of the Closing Date, to the effect that:

(i)                                     (A) the organizational documents of the Company attached to such certificate are true and correct, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (C) below, (B) no amendment to the organizational documents has occurred since the date of adoption of the resolutions referred to in clause (C) below, and (C) the resolutions adopted by the board of directors of the Company and attached to such certificate authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified; and

(ii)                                  the Company’s officers executing this Agreement and the other documents, agreements and instruments to be executed and delivered by the Company pursuant to this Agreement are incumbent officers and the specimen signatures set forth on such certificate are their genuine signatures.

Section 2.4                                    Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation and all Liabilities and duties of the Company and Acquisition Sub shall become the Liabilities and duties of the Surviving Corporation.

Section 2.5                                    Certificate of Incorporation and Bylaws.  The certificate of incorporation of Acquisition Sub shall be the certificate of incorporation of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable Regulations.  The bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable Regulations as provided therein and under the DGCL.

Section 2.6                                    Board of Directors.  The directors of Acquisition Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 2.7                                    Officers.  The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 2.8                                    Conversion of Shares.

(a)                                 Preferred Shares.  At the Effective Time, each share of Preferred Stock issued and outstanding and, in the case of restricted shares of Preferred Stock, non-forfeitable at the Effective Time (the “Preferred Shares”), other than (x) Preferred Shares held in the Company’s treasury, (y) Preferred Shares held by Parent, Acquisition Sub or any other Affiliate of Parent and (z) Appraisal Shares, shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled, extinguished and converted into the right to receive:

(i)                                     in the case of a Series A Preferred Share, the following consideration:

(A)                               the Per Series A Preferred Share Liquidation Preference of such Series A Preferred Share, which amount shall be payable in the form of cash, Notes and an entitlement to Receivable C Contingent Value as set forth in the Distribution Waterfall; provided that Per Series A Receivable C Contingent Value Amount with respect thereto shall be payable solely in the form of cash and in accordance with Section 6.7;

(B)                               plus the Per Common Share Closing Merger Consideration (less the Per Share Indemnity Holdback Amount and Per Share Representative Holdback Amount), which amount shall be payable in the form of cash and ISG Stock as set forth in the Distribution Waterfall;;

(C)                               plus the Per Share Receivable H Contingent Value Amount and the Per Share Receivable V Contingent Value Amount, to the extent payable pursuant to Section 6.7, which amount shall be payable in cash;

(D)                               plus subject to the terms and conditions set forth in Section 2.13, any Adjustment Per Share Distribution Amount in respect of such Series A Preferred Share, which amount shall be payable in cash;

(E)                                plus the Allocable Percentage attributed to such Series A Preferred Share of any funds and ISG Stock payable to the

Stockholders pursuant to Article 7; and

(F)                                 plus the Allocable Percentage attributed to such Series A Preferred Share of the Representative Fund Account Balance payable to the Stockholders pursuant to Section 9.3; and

(ii)                                  in the case of a Series B Preferred Share, the Per Series B Preferred Share Liquidation Preference of such Series B Preferred Share, which amount shall be payable in cash.

(b)                                 Common Shares.  At the Effective Time, each share of Common Stock issued, outstanding and, in the case of restricted shares of Common Stock, non-forfeitable at the Effective Time (the “Common Shares”), other than (x) Common Shares held in the Company’s treasury, (y) Common Shares held by Parent, Acquisition Sub or any other Affiliate of Parent and (z) Appraisal Shares, shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled, extinguished and converted into the right to receive the following consideration:

(i)                                     the Per Common Share Closing Merger Consideration (less the Per Share Indemnity Holdback Amount and Per Share Representative Holdback Amount), which amount shall be payable in the form of cash and ISG Stock as set forth in the Distribution Waterfall;

(ii)                                  plus the Per Share Receivable H Contingent Value Amount and the Per Share Receivable V Contingent Value Amount, to the extent payable pursuant to Section 6.7, which amount shall be payable in cash;

(iii)                               plus subject to the terms and conditions set forth in Section 2.13, any Adjustment Per Share Distribution Amount in respect of such Common Share, which amount shall be payable in cash;

(iv)                              plus the Allocable Percentage attributed to such Common Share of any funds and ISG Stock payable to the Stockholders pursuant to Article 7; and

(v)                                 plus the Allocable Percentage attributed to such Common Share of the Representative Fund Account Balance payable to the Stockholders pursuant to Section 9.3.

(c)                                  Acquisition Sub Shares.  At the Effective Time, each outstanding share of common stock, par value $0.01 per share, of Acquisition Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)                                 Treasury Shares.  At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition Sub or any other Affiliate of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled and retired and cease to exist and no payment shall be made with respect thereto.

Section 2.9                                    Closing Estimates.  No later than three Business Days prior to the Closing, the Company shall provide to Parent a certificate signed by the Chief Financial Officer of the Company attaching:

(a)                                 a statement setting forth the amount of Indebtedness (the “Indebtedness Statement”) that is expected to be outstanding as of immediately prior to the Closing on the Closing Date (the “Estimated Indebtedness”), together with all pay-off letters relating to the Funded Indebtedness (the “Pay-off Letters”) or other payment instructions related thereto;

(b)                                 a statement setting forth the estimated amount of Cash of the Acquired Entities as of the Adjustment Calculation Time (the “Estimated Cash”);

(c)                                  a statement (the “Transaction Fee Statement”) setting forth the estimated amount of the unpaid Transaction Fees incurred through the Closing Date, together with any payment instructions related thereto (the “Estimated Transaction Fees”); and

(d)                                 a schedule substantially in the form of Exhibit H (the “Distribution Waterfall”), setting forth the amount of Closing Merger Consideration and Option Cancellation Consideration to which each Equityholder is entitled on the Closing Date (including the amount of the Cash Consideration, Note Consideration and ISG Stock Consideration, as applicable, for each Equityholder), including wire instructions in the case of payments to be made at Closing by wire transfer.

Section 2.10                             Payment/Issuance of Closing Merger Consideration.

(a)                                 Closing Payments/Issuances by Parent.  Promptly after the Effective Time, but in each case, on the Closing Date, Parent shall:

(i)                                     cause the Transfer Agent to deliver a stock certificate to the Escrow Agent for deposit into the Indemnification Escrow Account pursuant to the Escrow Agreement, representing a number of shares of ISG Stock equal to the Indemnification Escrow Amount;

(ii)                                  pay in cash by wire transfer of immediately available funds to the Representative Fund Account, an amount equal to the Representative Fund Amount;

(iii)                               pay in cash by wire transfer of immediately available funds on behalf of the Company, to such accounts designated in writing by the Company on the Indebtedness Statement, an amount, in the aggregate, equal to the Estimated Indebtedness to enable the Company to repay, or cause to be repaid, such Indebtedness as set forth on the Indebtedness Statement;

(iv)                              pay in cash by wire transfer of immediately available funds on behalf of the Company, to one or more accounts designated in writing by the Company on the Transaction Fee Statement, the amount of Estimated Transaction Fees to enable the Company to pay, or cause to be paid, the Estimated Transaction Fees set forth on the Transaction Fee Statement;

(v)                                 pay in cash by wire transfer of immediately available funds to the Company, an amount equal to the Aggregate Option Payment payable in Cash Consideration to enable the Company to deliver the portion of the Option Cancellation Consideration payable in the form of Cash Consideration to the holder of In-the-Money Options in accordance with Section 2.11;

(vi)                              deposit with the Transfer Agent, a number of shares of ISG Stock equal to the Aggregate Option Payment payable in ISG Stock Consideration to enable the Transfer Agent to deliver the portion of the Option Cancellation Consideration payable in form of ISG Stock to the holders of In-the-Money Options in accordance with Section 2.11; and

(vii)                           to an account in the name of the Payment Agent, that is designated in writing by the Representative:

(A)                               pay in cash by wire transfer of immediately available funds, the aggregate amount of Per Series A Preferred Share Liquidation Preference payable in cash with respect to all Series A Preferred Shares issued and outstanding immediately prior to the Effective Time;

(B)                               deposit the Notes representing the aggregate amount of the Per Series A Preferred Share Liquidation Preference payable in Notes with respect to all Series A Preferred Shares issued and outstanding immediately prior to the Effective Time;

(C)                               pay in cash by wire transfer of immediately available funds, the aggregate amount of Per Series B Preferred Share Liquidation Preference payable with respect to all Series B Preferred Shares issued and outstanding immediately prior to the Effective Time; and

(D)                               pay in cash by wire transfer of immediately available funds, the amount of the Per Share Common Share Closing Merger Consideration payable in cash multiplied by the total number of Series A Preferred Shares and Common Shares issued and outstanding immediately prior to the Effective Time (less the Representative Holdback Amount); and

(E)                                deposit the number of shares of ISG Stock representing the amount of the Per Share Common Share Closing Merger Consideration payable in the form of ISG Stock multiplied by the total number of Series A Preferred Shares and Common Shares issued and outstanding immediately prior to the Effective Time (less the number of shares of ISG Stock comprising the Indemnification Escrow Amount).

(b)                                 Delivery of ISG Stock and Payments By the Company.

(i)                                     Promptly upon receipt of the funds described in Section

2.10(a)(v) and receipt of each Optionholder’s executed Letter of Cancellation and Release, but in no event later than the first regularly scheduled payroll cycle thereafter, the Company shall, and Parent shall cause the Company to, pay to each holder of In-the-Money Options, an amount in cash by wire transfer of immediately available funds or by check equal to the portion of the Option Cancellation Consideration payable in the form of Cash Consideration in respect of the In-the-Money Options held by such holder, net of all applicable withholding Taxes in accordance with Section 2.14.

(ii)                                  Promptly upon receipt of the shares of ISG Stock described in Section 2.10(a)(vi) and receipt of each Optionholder’s executed Letter of Cancellation and Release, Parent and Surviving Corporation shall cause the Transfer Agent to, deliver to each holder of In-the-Money Options, a number of shares of ISG Stock equal to the portion of the Option Cancellation Consideration payable in the form of ISG Stock Consideration in respect of the In-the-Money Options held by such holder.

(c)                                  Letter of Transmittal; Exchange of Shares.

(i)                                     Prior to the Closing, the Representative shall have engaged the Payment Agent.  Promptly following the Closing (and in any event within three (3) Business Days thereafter), the Company shall have caused, or shall cause, a letter of transmittal substantially in the form attached hereto as Exhibit I (each, a “Letter of Transmittal”) and a Release and Joinder Agreement, Restrictive Covenant Agreement and Subordination Agreement to be mailed to each Stockholder.  At and after the Effective Time, each Stockholder, upon submission of a duly executed Letter of Transmittal and Release and Joinder Agreement Restrictive Covenant Agreement and Subordination Agreement, which are completed properly in accordance with the instructions thereto (together with certificate or certificates representing Common Shares or Preferred Shares owned by such Stockholder, subject to Section 2.10(c)(iii)), shall be entitled to receive in exchange therefor that portion of the Final Merger Consideration as provided herein, and any certificate or certificates representing Common Shares or Preferred Shares owned by such Stockholder, other than certificates representing Appraisal Shares (collectively, the “Certificates”), shall be marked as canceled.

(ii)                                  If any consideration is to be paid to a Person other than the Person in whose name the Certificate representing the Shares to be cancelled in exchange therefor is registered, it shall be a condition to such payment that the Person requesting such transfer and payment shall deliver all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Certificate so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(iii)                               In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Payment Agent shall pay such portion of the Final Merger Consideration as may be required pursuant to this Agreement in exchange therefor upon the making of an affidavit of that fact by the holder thereof, as well as a customary indemnity against any claim that may be made with respect to such lost, stolen or destroyed Certificate, and as a condition precedent to the payment of any Final Merger Consideration attributable to such

Shares.

(iv)                              At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers of any Shares.  Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such portion of the Final Merger Consideration as may be required pursuant to this Agreement in exchange for such security represented by such Certificate.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled, delivered to the Payment Agent and exchanged for the respective portion of the Final Merger Consideration they represent, as provided in this Article 2.

(v)                                 Any portion of the Final Merger Consideration that remains undistributed for twelve (12) months after the Effective Time shall be redelivered to Parent, and any Stockholder who has not theretofore complied with this Section 2.10(c) shall thereafter look as a general creditor only to Parent (subject to any applicable abandoned property, escheat or similar Law) for any payment to which such Stockholder is entitled pursuant to this Agreement.

Section 2.11                             Stock Options, Restricted Common Stock and Restricted Preferred Stock.

(a)                                 At or prior to the Effective Time, the Company shall take all action necessary (including obtaining any necessary consents of the board of directors of the Company or a committee thereof) such that:

(i)                                     each forfeitable share of restricted Common Stock shall become non-forfeitable immediately prior to the Effective Time;

(ii)                                  each forfeitable share of restricted Preferred Stock shall become non-forfeitable immediately prior to the Effective Time; and

(iii)                               each vested and unvested Company Option outstanding immediately prior to the Effective Time, shall, at the Effective Time be cancelled and terminated without any further action on the part of the Company or the Optionholder.

(b)                                 Each vested, cancelled and terminated Company Option with an exercise price that is less than the Per Common Share Closing Merger Consideration (each, an “In-the-Money Option”), shall be entitled to receive from the Surviving Corporation consideration equal to the product of (i) the positive difference between the Per Common Share Closing Merger Consideration and the exercise price of such In-the-Money Option, multiplied by (ii) the number of shares of Common Stock subject to such In-the-Money Option (the “Option Cancellation Consideration”), which Option Cancellation Consideration shall be payable in cash and ISG Stock as set forth on the Distribution Waterfall.

(c)                                  Each Company Option which is not an In-the-Money Option (including any Company Option that is not vested at the Effective Time) shall not be entitled to any consideration upon its cancellation and termination.

(d)                                 Promptly following the Closing (and in any event within three (3)

Business Days thereafter), the Surviving Corporation shall mail, or shall cause to be mailed, a letter of cancellation substantially in the form attached as Exhibit J (each, a “Letter of Cancellation and Release”) to each holder of In-the-Money Options, which among other things provides for cancellation of the In-the-Money Options in exchange for the payment of the Option Cancellation Consideration to such holder of the In-the-Money Options.

Section 2.12                             Appraisal Rights.

(a)                                 Promptly after the Closing, but no later than three (3) Business Days after the Closing Date, the Parent shall cause the Surviving Corporation to notify all Stockholders who did not sign the Stockholder Written Consent of the approval of the Merger and this Agreement by Stockholders with the Stockholder Approval, which notice shall also inform such Stockholders who are entitled to appraisal rights under Section 262 of the DGCL of their appraisal rights under such section of the DGCL (the “Stockholder Notice”).  The Stockholder Notice shall comply with the requirements of Section 262 of the DGCL.  At least five (5) days prior to the mailing of such notice, the Surviving Corporation shall provide Representative with a draft the Stockholder Notice for review and shall make such comments to the Stockholder Notice as reasonably requested by the Representative.

(b)                                 Notwithstanding anything in this Agreement to the contrary, each Share that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into or exchangeable for the right to receive the aggregate consideration payable hereunder in respect of such Share, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such Stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the DGCL, each Share of such Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the aggregate consideration payable hereunder in respect of such Share without interest, and such Share shall no longer be an Appraisal Share.  The Surviving Corporation shall provide notice in accordance with the DGCL to each Stockholder entitled to appraisal rights.  The Surviving Corporation shall give prompt notice to Representative of any demands received by the Surviving Corporation for appraisals of Shares, Representative shall have the right to direct all negotiations and proceedings with respect to such demands, and the Surviving Corporation and Parent shall cooperate with Representative in connection therewith and take all actions reasonably requested by Representative in connection therewith.

Section 2.13                             Post-Closing Adjustments.

(a)                                 Parent shall cause to be prepared and, as soon as practical, but in no event later than 90 days after the Closing Date, shall cause to be delivered to the Representative, a statement setting forth Parent’s calculation of (i) the Cash as of the Adjustment Calculation Time (the “Closing Cash”), (ii) the Indebtedness as of the Closing (the “Closing Indebtedness”), and (iii) the unpaid Transaction Fees as of the Closing (the “Closing Transaction Fees”) (collectively, the “Initial Calculations”), together with such schedules and data with respect to the determination of the Closing Cash, Closing Indebtedness and Closing

Transaction Fees as may be appropriate to support such Initial Calculations.

(b)                                 Within 45 days after receipt by the Representative of the Initial Calculations, the Representative may deliver to Parent a written notice (the “Calculation Notice”) either (i) advising Parent that the Representative agrees with and accepts the Initial Calculations or (ii) setting forth an explanation in reasonable detail of those items in the Initial Calculations that the Representative disputes and of what the Representative believes is the correct calculation of Closing Cash, Closing Indebtedness, or the Closing Transaction Fees, together with such schedules and data with respect to such disputed calculations.  If the Representative does not submit a Calculation Notice within the 30-day period provided herein, then the Initial Calculations shall become final and shall not be subject to further review, challenge or adjustment.  If Parent shall concur with the Calculation Notice, or if Parent shall not object to the Calculation Notice in a writing received by the Representative within 15 days after Parent’s receipt of the Calculation Notice, the calculation of the Closing Cash, Closing Indebtedness, and Closing Transaction Fees set forth in the Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment.

(c)                                  If the Representative has submitted a Calculation Notice, but the Representative and Parent are unable to resolve any disputes regarding the Closing Cash, the Closing Indebtedness, or the Closing Transaction Fees within 15 days after Parent’s receipt of the Representative’s objection to the Calculation Notice, then such disputes shall be referred to a recognized firm of independent financial experts selected by mutual agreement of Parent and the Representative (the “Settlement Arbitrator”), and the determination of the Settlement Arbitrator, which shall be in writing, shall be final and binding on the parties, and shall not be subject to further review, challenge or adjustment.  The Settlement Arbitrator shall determine the Closing Cash, the Closing Indebtedness, and the Closing Transaction Fees in accordance with the standards described in this Section 2.13.  The Settlement Arbitrator shall be instructed by Parent and the Representative to use its commercially reasonable efforts to reach such determination not more than 30 days after such referral.  The Settlement Arbitrator’s determination shall be based solely on written material submitted by the Representative and Parent (or by in-person or telephonic conference, if mutually agreed by the parties) and neither the Representative or Parent nor any of their Affiliates or representatives shall have any ex parte conversations without the prior written consent of the other parties.  Nothing herein shall be construed to authorize or permit the Settlement Arbitrator to resolve any specific item in dispute by making an adjustment that is outside of the range for such specific item as defined by the applicable Initial Calculation or the Calculation Notice.  The Representative and Parent shall each pay its own costs and expenses incurred in connection with this Section 2.13; provided, however, that the Representative, on the one hand, and Parent, on the other hand, shall each pay one half of the fees and expenses of the Settlement Arbitrator.  Each party agrees to execute a customary engagement letter with the Settlement Arbitrator if so requested by the Settlement Arbitrator.

(d)                                 The “Cash Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Cash, as finally determined in accordance with this Section 2.13, minus (ii) the Estimated Cash.  The “Indebtedness Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Indebtedness, as finally determined in accordance with this Section 2.13, minus (ii) the Estimated Indebtedness.  The “Transaction Fees

Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Transaction Fees, as finally determined in accordance with this Section 2.13, minus (ii) the Estimated Transaction Fees.  The “Total Adjustment Amount,” which may be positive or negative, shall mean (i) the Cash Adjustment Amount plus (ii) the Indebtedness Adjustment Amount plus (iii) the Transaction Fees Adjustment Amount.

(e)                                  If the Total Adjustment Amount is a positive amount, then Parent shall deliver, or shall cause the Surviving Corporation to deliver, by wire transfer of immediately available funds to an account designated in writing by the Representative, for the benefit of the Stockholders in respect of their Series A Preferred Shares and Common Shares, an amount equal to the Total Adjustment Amount.  If the Total Adjustment Amount is a negative amount, then Parent and the Representative shall promptly provide a joint written instruction to the Escrow Agent to deliver from the Indemnification Escrow Account to the Surviving Corporation, a number of shares of ISG Stock equal to the absolute value of the Total Adjustment Amount based on the ISG Stock Price.  The Indemnification Escrow Account shall constitute the sole and exclusive source of funds available to make any payment under this Section 2.13(e) if the Total Adjustment Amount is a negative number.

(f)                                   Amounts paid pursuant to this Section 2.13 shall be deemed for Tax purposes to be an adjustment to the Closing Merger Consideration, to the extent permitted by applicable Regulations.  Any payments made by any Person pursuant to this Section 2.13 shall be made by wire transfer of immediately available funds within 5 Business Days after the date on which the Closing Cash, the Closing Indebtedness, and the Closing Transaction Fees are final and binding on the parties in accordance with this Section 2.13.

(g)                                  In connection with this Section 2.13, each party shall be entitled to review the working papers, trial balances and similar materials of the other for purposes of reviewing any calculations provided.  Without limiting the generality of the foregoing, after the Effective Time, each party shall provide the other party and the accountants engaged by such other party with (i) the reasonable assistance of the Acquired Entities’ personnel and (ii) timely and reasonable access, during normal business hours, to the Acquired Entities’ personnel, properties, books and records, in each case at the expense of the Acquired Entities.  The parties hereto each acknowledge and waive any actual or potential conflict of employees of the Acquired Entities assisting Parent and the Representative as described in this Section 2.13 and each party will not, and will cause the Acquired Entities not to, prevent such access by the other party.

Section 2.14                             Withholding Rights.  Each of the Company, the Surviving Corporation, Parent, the Representative and the Payment Agent shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to any Equityholder such amounts as are reasonably agreed to by the Representative as being required to be deducted and withheld with respect to the making of such payment to any Equityholder under applicable Regulations.  If the Company, the Surviving Corporation, Parent, the Representative or the Payment Agent, as the case may be, so withholds and timely remits any such amounts to the applicable authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Equityholder in respect of which the Company, the Surviving Corporation, Parent, the Representative or the Payment Agent, as the case may be, made such deduction and withholding.

Section 2.15                             ISG Stock.

(a)                                 The ISG Stock shall be issued in book entry form with the Transfer Agent and shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED ABSENT SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE LAWS.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THE TERMS OF THE AGREEMENT AND PLAN OF MERGER, DATED DECEMBER 1, 2016, AMONG ALSBRIDGE HOLDINGS, INC., ISG INFORMATION SERVICES GROUP, INC., GALA ACQUISITION SUB, INC., AND LLR EQUITY PARTNERS III, L.P. (THE “AGREEMENT”) AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, PLEDGED, EXCHANGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DISPOSED OF, OR ENCUMBERED, EXCEPT IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT.”

(b)                                 Each Equityholder receiving ISG Stock agrees not to, without Parent’s prior written consent (which consent may be withheld in Parent’s sole discretion), directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of or enter into any transaction which is designed to, or could be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of any ISG Stock for a period commencing on the Closing Date and continuing through the close of trading on the eighteen (18) month anniversary of the Closing Date (the “Lock-up Period”); provided that (i) the Lock-up Period for the Representative, LLR Equity Partners Parallel III, L.P. and J. Benjamin Trowbridge shall end on January 15, 2018 and (ii) in the event such Equityholder (other than Benjamin Trowbridge, the Representative and LLR Equity Partners Parallel III L.L.P.) has not delivered the applicable Restrictive Covenant Agreement, the Lock-up Period shall be automatically extended for a period of time until such Restrictive Covenant Agreement is delivered so that the Lock-up Period is tolled.  Each Equityholder receiving ISG Stock also agrees and consents to the entry of stop transfer instructions with the Transfer Agent against the transfer of such ISG Stock by such Equityholder during the Lock-up Period.  For the avoidance of doubt, any distribution of the ISG Stock by any such Equityholder to its partners, members, equityholders or beneficial owners, including in connection with any dissolution or winding-up of such Equityholder, shall require the prior written consent of Parent.

(c)                                  Nothing in this Section 2.15 shall prevent an Equityholder receiving ISG Stock from selling, transferring or otherwise disposing of any ISG Stock held by such Equityholder in acceptance of a general offer made by any third party for all of the then outstanding ISG Stock during the Lock-up Period.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to each of Parent and Acquisition Sub as of the Agreement Date as follows:

Section 3.1                                    Organization of the Company.

(a)                                 The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to conduct the Business as of the Agreement Date and to own or lease, as applicable, the Assets.

(b)                                 The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Company Material Adverse Effect.  Complete copies of the Certificate of Incorporation and the Company’s bylaws, and all amendments thereto, in effect as of the Agreement Date have been made available to Parent.

Section 3.2                                    Organization of the Other Acquired Entities.

(a)                                 Schedule 3.2 of the Company Disclosure Schedule sets forth a true and correct list of each of the Acquired Entities other than the Company.  Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, the Company has no other Subsidiaries.  Each such Acquired Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as reflected on Schedule 3.2 of the Company Disclosure Schedule, with the requisite power and authority to conduct the Business as conducted as of the Agreement Date and to own or lease, as applicable, its Assets.

(b)                                 Each such Acquired Entity is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Company Material Adverse Effect.  Complete copies of the organizational documents of each such Acquired Entity, and all amendments thereto, in effect as of the Agreement Date have been made available to

Parent.

Section 3.3                                    Authorization.  The Company has all requisite corporate power and authority, and has taken all requisite corporate action necessary (other than the Stockholder Approval), to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly approved by the Company’s board of directors.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Representative, Parent and Acquisition Sub, is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Regulations affecting creditors’ rights generally, and (b) except insofar as the availability of equitable remedies may be limited by applicable Regulations (the preceding clauses (a) and (b) are referred to herein collectively as the “Enforceability Exceptions”).

Section 3.4                                    Capitalization of the Acquired Entities.

(a)                                 The Company’s authorized capital stock consists of 2,180,000 Shares of which:

(i)                                     1,215,000 Shares are designated as Common Stock, of which 111,585 Shares of the Common Stock are issued and outstanding;

(ii)                                  965,000 Shares are designated as Preferred Stock, of which:

(A)                               957,395 Shares are designated as Series A Preferred Stock, of which 722,358.4724 Shares of the Series A Preferred Stock are issued and outstanding; and

(B)                               500 Shares are designated as Series B Preferred Stock, all of which are issued and outstanding.

(iii)                               All issued and outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable, and have been offered and sold in compliance with all U.S. federal securities Regulations.  The Company has no Shares held in treasury.  The outstanding Shares are owned of record as set forth in Schedule 3.4(a) of the Company Disclosure Schedule.  None of the outstanding Shares were issued in violation of statutory preemptive rights or similar contractual rights.

(b)                                 The recipient of each Company Option, the number of shares of Common Stock subject to each Company Option, and the exercise price of each Company Option is accurately set forth on Schedule 3.4(b) of the Company Disclosure Schedule.  Except for the Company Options, or as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, there are no (i) outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which any Acquired Entity is or may become obligated to issue, sell, transfer, purchase, return or redeem any of its securities, (ii) securities of any Acquired Entity reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the securities of any Acquired Entity have been granted, (iv) statutory preemptive rights or contractual rights of first refusal to which any Acquired Entity is a party with respect to the capital stock, (v) stock appreciation rights, phantom stock or similar plans or rights pursuant to which any Acquired Entity has any obligations or (vi) voting trusts, proxies, or similar agreements to which any Acquired Entity is a party with respect to its capital stock.

(c)                                  All of the outstanding equity securities of each of the Company’s Subsidiaries are owned directly by the Company or indirectly through another Subsidiary of the Company, except as otherwise set forth in Schedule 3.4(c) of the Company Disclosure Schedule.  All of the outstanding equity securities of each Subsidiary were duly authorized and validly issued, are (to the extent applicable) fully paid and non-assessable, and none of the outstanding equity securities of any Subsidiary were issued in violation of any statutory preemptive rights or similar contractual rights.  Neither the Company nor any Subsidiary owns any equity securities, or any options, warrants, or any securities which are convertible or exchangeable for equity securities, in any other entity.

Section 3.5                                    Assets.  The Acquired Entities have good title to or, in the case of leased or licensed Assets, a valid leasehold or license interest in, the tangible and intangible Assets reflected on the Financial Statements and the tangible and intangible Assets acquired between the Balance Sheet Date and the Agreement Date (other than such Assets which have been sold in the Ordinary Course of Business), free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on Schedule 3.5 of the Company Disclosure Schedule.  The tangible assets are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), and are useable in the Ordinary Course of Business.  Notwithstanding anything to the contrary in this Section 3.5, no representation in this Section 3.5 is made as to Intellectual Property or accounts receivable.  Any representation relating to the Intellectual Property and or accounts receivable of the Acquired Entities is set forth in Section 3.18 and Section 3.23, respectively.

Section 3.6                                    Material Contracts.

(a)                                 Schedule 3.6(a) of the Company Disclosure Schedule lists each Contract, described in clauses (i) through (x) below to which any Acquired Entity is a party or by which it is bound (other than Contracts which are by their terms no longer in force or effect) (“Material Contracts”):

(i)                                     each Contract with a Significant Customer or a Significant Supplier;

(ii)                                  each Contract requiring the purchase or lease of capital equipment, personal property or fixed assets and payment by one or more of the Acquired Entities of more than $100,000 thereunder;

(iii)                               each Contract evidencing Indebtedness;

(iv)                              each material partnership, joint venture or other similar Contract;

(v)                                 each Contract which prohibits or materially restricts the ability of any Acquired Entity to compete with any Person in the Business as it is conducted as of the Agreement Date;

(vi)                              each Contract with any Person engaged as an independent contractor or consultant or on any other non-employee basis;

(vii)                           each employment-related Contract that provides for (A) a term of employment that is not terminable at will; (B) annual base salary that exceeds $150,000 per year; (C) severance pay or other fees or compensation upon a termination for any reason; and/or (D) compensation or rights upon a change in control;

(viii)                        each Contract that provides for indemnification in favor of any employee, officer, agent, director or member of any Acquired Entity (other than the Certificate of Incorporation and bylaws of the Company and the organizational documents, bylaws or limited liability company agreements of the other Acquired Entities);

(ix)                              each collective bargaining agreement, side letter agreement, memoranda of understanding, assent agreement, or other similar Contract, with any Union;

(x)                                 each Contract with any Governmental Body;

(xi)                              each Contract granting to any Person (other than an Acquired Entity) an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any ownership interests or material assets of the Acquired Entities (other than Contracts providing for the grant of Company Options set forth on Schedule 3.4(b) of the Company Disclosure Schedule);

(xii)                           each Contract involving (A) the sale or purchase of material assets or properties (other than in the Ordinary Course of Business), (B) the sale or purchase of capital stock of any Person (other than any Contract providing for the repurchase of capital stock of any Acquired Entity from any employee in connection with the termination of employment or cessation of services of such employee), or (C) a merger, consolidation, business combination or similar extraordinary transaction involving an Acquired Entity to the extent any of the Acquired Entities has any remaining material right, obligation or liability thereunder;

(xiii)                        each Contract requiring any of the Acquired Entities to dispose of any assets of the Acquired Entities material to the ongoing operation of the business of any of the Acquired Entities to the extent any of the Acquired Entities has any remaining material right, obligation or liability thereunder;

(xiv)                       each Contract that is a settlement or similar agreement under which any Acquired Entity has any ongoing obligations, limitations or restrictions or receives any ongoing benefits or rights;

(xv)                          each Contract pursuant to which any Acquired Entity has granted a power of attorney or proxy, whether limited or general, revocable or irrevocable;

(xvi)                       each Contract that contains any preferential pricing provisions, such as “most favored customer” or “most favored nation” provisions or similar or equivalent price or term protection clauses;

(xvii)                    each Contract that contains any earn-out or similar provision to the extent any of the Acquired Entities has any remaining material right, obligation or liability thereunder; and

(xviii)                 any other Contract that involves the payment or potential payment, pursuant to the terms of any such Contract, by any of the Acquired Entities to any third party of more than $250,000 to the extent such Contract is not otherwise covered by Section 3.6(a)(i) through Section 3.6(a)(xvii).

(b)                                 True and correct copies of such Material Contracts have been made available to Parent.  Except as set forth on Schedule 3.6(b) of the Company Disclosure Schedule, each of the Material Contracts is in full force and effect and no Acquired Entity has received written notice (i) that it is in Default as of the Agreement Date under any of the Material Contracts or (ii) of any cancellation or termination of any of the Material Contracts, and the Company has no Knowledge of any Default under any of the Material Contracts by the other parties thereto.  Each Material Contract is a legal, valid and enforceable obligation of the Acquired Entity party thereto and, to the Knowledge of the Company, each Material Contract is a legal, valid and enforceable obligation of the other parties thereto, in each case except as enforcement may be limited by the Enforceability Exceptions. The Acquired Entities have performed in all material respects their respective obligations under and are entitled to all benefits in all material respects under all Material Contracts.

(c)                                  A Real Property Lease shall not constitute a Material Contract.

Section 3.7                                    Real Property.

(a)                                 Neither the Company nor any Acquired Entity owns any real property.

(b)                                 Schedule 3.7(b) of the Company Disclosure Schedule sets forth a list of the Real Property Leases.  The Company has heretofore made available to Parent copies of the Real Property Leases.  To the Company’s Knowledge, the copies of the Real Property Leases made available to Parent pursuant to this Section 3.7(b) are, as of the date of their delivery, true and correct in all material respects.  Each of the Real Property Leases is in full force and effect as of the Agreement Date, and has not been modified or amended, and none of the Acquired Entities has received written notice (i) that it is in Default (continuing beyond any applicable notice or cure period) as of the Agreement Date under any of the Real Property Leases or (ii) of any cancellation or termination of any Real Property Leases, and the Company has no Knowledge of any Default (continuing beyond any applicable notice or cure period) under any of the Real Property Leases by the other parties thereto.  The Acquired Entity that is a party to a Real Property Lease has an enforceable leasehold interest in the Leased Real Property thereto and, to the Knowledge of the Company, each Real Property Lease is a legal, valid and enforceable obligation of the other parties thereto, except as enforcement may be limited by the Enforceability Exceptions.

(c)                                  Except as set forth on Schedule 3.7(c) of the Company Disclosure Schedule, no Acquired Entity has leased or otherwise granted to any third party any right to use or occupy any portion of the Leased Real Property.

(d)                                 Except as set forth on Schedule 3.7(d) of the Company Disclosure Schedule, to the Company’s Knowledge, all buildings, plants, improvements and structures located on the Leased Real Property are in working order and operating condition, ordinary wear and tear and scheduled maintenance excepted.

(e)                                  To the Company’s Knowledge, the Leased Real Property is, and since the later of (i) the first date an Acquired Entity occupied such parcel of Leased Real Property, and (ii) January 1, 2013, has been in material compliance with all applicable building, zoning, subdivision and other land use Regulations affecting the Leased Real Property.  To the Knowledge of the Company, there is no pending change or threatened change, in any such applicable Regulations that would reasonably be expected to result in a material restriction upon the ownership, alteration, use, occupancy or operation of the Leased Real Property or any portion thereof as used or conducted as of the Agreement Date.

(f)                                   No Acquired Entity owes brokerage commissions or finder fees with respect to any of the Real Property Leases and would not owe any such fees if any existing Real Property Lease were renewed pursuant to any renewal options contained in such Real Property Lease.

Section 3.8                                    No Conflict or Violation.  Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) subject to receipt of Stockholder Approval, result in or constitute a Default under the organizational documents of any Acquired Entity, (b) result in or constitute a Default under any Material Contract or any Real Property Lease, (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Court Order or Regulation applicable to an Acquired Entity or Permit of any Acquired Entity, or (d) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or Assets of the Acquired Entities.

Section 3.9                                    Financial Statements.

(a)                                 Attached to Schedule 3.9 of the Company Disclosure Schedule is a true and correct copy of the Financial Statements.  Except as set forth on Schedule 3.9(a) of the Company Disclosure Schedule, the Financial Statements have been prepared in accordance with the Accounting Principles and fairly present in all material respects the financial position and results of operations and, in the case of the Unaudited Financial Statements, the changes in stockholders’ equity and cash flow, of the Acquired Entities for the periods covered and as of the respective dates thereof, except that the Unaudited Financial Statements are subject to year-end audit adjustments and do not contain footnote disclosures (none of which footnote disclosures or adjustments would, alone or in the aggregate, be materially adverse to the business, assets, Liabilities, financial condition or operating results of the Acquired Entities).  Except as set forth on Schedule 3.9(a) of the Company Disclosure Schedule, each of the Financial Statements (including in all cases the notes and schedules thereto, if any) was prepared in accordance with the books and records of the Acquired Entities (which books and records are true and correct in all material respects).

(b)                                 The Acquired Entities do not have any Liabilities except for (i) Liabilities adequately disclosed, provided for, reflected in, reserved against or otherwise described in the Financial Statements (or in any notes thereto) (regardless of classification), (ii) obligations under Material Contracts or under Contracts entered into in the Ordinary Course of Business (but not Liabilities for breaches or defaults thereof), (iii) Liabilities which have arisen after the Balance Sheet Date in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a Liability for breach of contract, breach of warranty, tort or infringement), (iv) Transaction Fees and Transaction Bonuses, or (v) Liabilities set forth on Schedule 3.9(b) of the Company Disclosure Schedule.

(c)                                  The Acquired Entities maintain proper and adequate internal accounting controls which provide reasonable assurance that material transactions are executed with management’s authorization.  The Acquired Entities have not received, nor provided, any written notice from, or to, their independent auditors relating to (i) any significant deficiencies in the design or operation of internal controls which would adversely affect the ability of the Acquired Entities to record, process, summarize and report financial data and any material weaknesses in internal controls, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Acquired Entities.

Section 3.10                             Taxes.

(a)                                 With respect to taxable periods beginning on or after January 1, 2013, all income Tax Returns and other material Tax Returns required to have been filed by the Acquired Entities have been timely filed.  Each such Tax Return is correct and complete in all material respects.  The Acquired Entities have paid all Taxes due and owing (whether or not shown on such Tax Returns).

(b)                                 The Company has made available to Parent true and correct copies of all income Tax Returns of the Acquired Entities, all examination reports delivered in writing by a Governmental Body in respect of Taxes, and statements of deficiencies for Taxes assessed against, or agreed to by, the Acquired Entities, in each case for all taxable periods commencing on or after January 1, 2013.  Schedule 3.10(b) of the Company Disclosure Schedule sets forth all federal, state, local, and foreign Tax Returns filed with respect to all of the Acquired Entities for taxable periods commencing on or after January 1, 2013, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(c)                                  None of the Acquired Entities currently is subject to an Action for Taxes, nor, to the Knowledge of the Acquired Entities based upon personal contact with any agent of a Governmental Body, are there any pending Actions for Taxes against any of the Acquired Entities.

(d)                                 No claim has been made either in writing or otherwise to the Knowledge of the Company within the past three (3) years by a Governmental Body in a jurisdiction where any of the Acquired Entities does not file Tax Returns that such Acquired Entity is or may be subject to taxation by that jurisdiction.

(e)                                  Each Acquired Entity has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(f)                                   There are no Encumbrances on any of the assets of the Acquired Entities with respect to Taxes, other than Permitted Encumbrances.

(g)                                  None of the Acquired Entities has waived any statute of limitations in respect of material Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension currently is effective with respect to Taxes incurred.

(h)                                 Except as set forth on Schedule 3.10(h) of the Company Disclosure Schedule, none of the Acquired Entities is the beneficiary of any currently effective extension of time within which to file any Tax Return.

(i)                                     Except as set forth on Schedule 3.10(i) of the Company Disclosure Schedule, none of the Acquired Entities is a party to any written agreement the principal purpose of which is Tax sharing or indemnification which will be in effect after the Closing.

(j)                                    None of the Acquired Entities has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code within the two (2) year period prior to the Agreement Date.

(k)                                 None of the Acquired Entities or any of their respective Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(l)                                     None of the Acquired Entities has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, other than the country in which such Acquired Entity is organized.

(m)                             Except as set forth on Schedule 3.10(m) of the Company Disclosure Schedule, none of the Acquired Entities is (i) a “controlled foreign corporation” as defined in Section 957 of the Code or (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n)                                 None of the Acquired Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)                                 None of the Acquired Entities is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).

(p)                                 Each share of Common Stock or Preferred Stock issued by the Company or any of the Acquired Entities as compensation for services that was not transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code when transferred to the recipient thereof was and, if still outstanding, is, the subject of a valid election under Section 83(b) of the Code.

(q)                                 All charges for goods or services received or provided on or prior to the Closing Date between the Company and its U.S. subsidiaries, on the one hand, and its U.K. subsidiary, on the other hand, were conducted on arm’s-length terms, and each relevant entity has complied in all material respects with all information reporting and record keeping requirements under all applicable Law, including retention and maintenance of required records with respect thereto.

(r)                                    None of the Acquired Entities has engaged in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4).

(s)                                   None of the Acquired Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract (other than a contract entered into in the Ordinary Course of Business the principal subject matter of which is not Tax).

(t)                                    Except as set forth on Schedule 3.10(t) of the Company Disclosure Schedule, none of Parent, any of its Affiliates, or any of the Acquired Entities will be required to include any income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in method of accounting for a Pre-Closing Period;

(ii)                                  use of an improper method of accounting for a Pre-Closing Period;

(iii)                               “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date;

(iv)                              intercompany transactions or any excess loss account

described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law);

(v)                                 installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)                              prepaid amount received on or prior to the Closing Date;

(vii)                           election under Section 108(i) of the Code; or

(viii)                        pursuant to Section 951 of the Code with respect to amounts earned by an Acquired Entity or any Subsidiary of an Acquired Entity on or before the Closing Date.

(u)                                 Notwithstanding any other provision of this Agreement, the representations and warranties of the Company contained in this Section 3.10 and Section 3.12, to the extent related to Taxes, are the sole and exclusive representations and warranties related to Tax matters.

Section 3.11                             Compliance With Environmental Laws.

(a)                                 Each Acquired Entity is, and since January 1, 2013 has been, in compliance in all material respects with all Environmental Laws;

(b)                                 None of the Acquired Entities is in material Default, nor since January 1, 2013 has any Acquired Entity received any written notice of any unresolved claim of material Default with respect to any Permit required to be obtained and maintained under any Environmental Law (“Environmental Permits”), and the Acquired Entities currently have in full force and effect all Environmental Permits.

(c)                                  Since January 1, 2013, none of the Acquired Entities:  (A) has received any written notice from any Governmental Body or other Person of an unresolved claim that alleges that any of them is in violation in any material respect of any Environmental Laws; (B) is the subject of any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Body involving any Hazardous Substances or arising under Environmental Laws; or (C) has been subject to any Court Order involving any Hazardous Substances or Environmental Law.

(d)                                 To the Knowledge of the Company, since January 1, 2013, there has been no disposal, release or threatened release of Hazardous Substances by the Acquired Entities on, under, in or about the Leased Real Property that has subjected the Acquired Entities to Liability under any Environmental Law.

(e)                                  To the Knowledge of the Company, since January 1, 2013, none of the Acquired Entities has disposed, or arranged for disposal of, any Hazardous Substances on any Real Property leased by another Person that has subjected the Acquired Entities to Liability under any Environmental Law.

(f)                                   Notwithstanding any other provision of this Agreement, the representations and warranties of the Company contained in this Section 3.11 are the sole and exclusive representations and warranties related to Environmental Laws and Hazardous Substances.

Section 3.12                             Employee Benefit Plans.

(a)                                 Schedule 3.12(a) of the Company Disclosure Schedule lists all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other compensation or benefit plans, policies, programs, arrangements, and agreements, including, without limitation, any bonus, stock option, stock purchase, restricted stock, incentive (equity or otherwise), pension, paid time off, deferred compensation, supplemental retirement, employment, termination, severance, gross-up and other similar fringe, retirement, welfare, insurance, or employee benefit or compensation plans, policies, programs, arrangements or agreements  currently maintained by or contributed to by the Acquired Entities or any ERISA Affiliate or for which any of the Acquired Entities has or could reasonably be expected to have any Liability (whether contingent or otherwise) for the benefit of any current or former employee, director or consultant of the Acquired Entities, or any trade or business (whether or not incorporated) which would be a single employer or is under common control with the Company within the meaning of Section 414 of the Code or ERISA (an “ERISA Affiliate”) (collectively, the “Employee Plans”).

(b)                                 As applicable with respect to each Employee Plan, the Company has made available to Parent a true and correct copy of:  (i) the three most recently filed annual reports on Form 5500; (ii) the plan documents and trust agreements including amendments, governing each Employee Plan; (iii) the most recent Internal Revenue Service determination, opinion or notification letter; (iv) the current summary plan description and summary of material modifications; (v) all insurance contracts; (vi) the three most audited recent financial statements and trustee reports; (vii) material non-routine written communications with any Governmental Body during the preceding three years regarding any Employee Plan; and (viii) nondiscrimination testing for the most recently completed plan year.

(c)                                  Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule or as provided in this Agreement, there will be no payment, accrual of additional benefits, increase of compensation, or acceleration of payments or vesting of any benefit under any Employee Plan solely by reason of entering into, or consummating, the transactions contemplated by this Agreement.  No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from the Acquired Entities with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(d)                                 Except as set forth on Schedule 3.12(d) of the Company Disclosure Schedule, no payment which is or may be made by, from or with respect to any Employee Plan or otherwise in connection with the transactions contemplated by this Agreement to any “disqualified individual” (as defined under Section 280G of the Code) could constitute an “excess parachute payment” under Section 280G of the Code and, to the Knowledge of the

Company, neither the delivery of this Agreement or the consummation of the transactions contemplated thereby will result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(e)                                  The Acquired Entities and each ERISA Affiliate are in material compliance with the Regulations and Court Orders applicable to such Employee Plan.  Since January 1, 2013, each Employee Plan has been maintained, operated and administered in material compliance with its terms and the applicable Regulations and Court Orders.  With respect to each Employee Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the Internal Revenue Service, the United States Department of Labor or any other Governmental Body, or to the participants or beneficiaries of such Employee Plan have been filed or furnished on a timely basis; each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter, or may rely on an opinion letter, from the Internal Revenue Service (covering all required tax law changes) to the effect that the Employee Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material Liability, penalty or tax under ERISA, the Code or any other applicable Laws.

(f)                                   No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of or service providers to the Acquired Entities, other than pursuant to Section 4980B of the Code or applicable state Regulations.

(g)                                  Except as set forth on Schedule 3.12(g) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates contributes to, nor since January 1, 2013 has contributed to, nor has or could reasonably be expected to have Liability (whether contingent or otherwise) with respect to, any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(h)                                 Except as set forth on Schedule 3.12(h) of the Company Disclosure Schedule. no Employee Plan is (i) subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code; (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(i)                                     Neither the Company nor any ERISA Affiliate, nor to the Knowledge of the Company any other Person, has engaged in any “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code transaction with respect to any Employee Plan that has subjected any Employee Plan, any Acquired Entity or any ERISA Affiliate to, or could reasonably be expected to result in, Liability.

(j)                                    Except as set forth on Schedule 3.12(i) of the Company Disclosure Schedule, (i) there are no pending audits or investigations by any Governmental Body involving any Employee Plan, and (ii) there are no pending or, to the Knowledge of the Company, threatened in writing, Actions (except for individual claims for benefits payable in the normal operation of the Employee Plans) involving any Employee Plan.

(k)                                 Each Employee Plan has complied at all times in both form and in operation, to the extent applicable, with Code Section 409A and the Regulations thereunder.

(l)                                     The Acquired Entities do not have and could not reasonably be expected to have direct or indirect Liability with respect to any Employee Plan, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m)                             The Acquired Entities have no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by law, to modify any Employee Plan. The Acquired Entities (or as applicable the ERISA Affiliate(s)) may amend or terminate any Employee Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations, medical or welfare claims incurred prior to such amendment or termination.

(n)                                 All Liabilities or expenses of Acquired Entities in respect of any Employee Plan (including workers compensation) which have not been paid, have been properly accrued in the Unaudited Financial Statements in compliance with the Accounting Principles and applicable Law, and as of the date of this Agreement, except for such accruals as are set forth in the Financial Statements and Unaudited Financial Statements, the Acquired Entities have no accrual for bonuses to be paid to any Affected Employee and no Acquired Entity is obligated to pay any such bonus pursuant to any Employee Plan.  All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Employee Plan, or in accordance with applicable law, as of the date hereof have been timely made or reflected on the applicable Acquired Entities’ financial statements in accordance with the Accounting Principles.

(o)                                 With respect to each Employee Plan maintained or contributed to by any Acquired Entity under the Law or applicable custom or rule of a jurisdiction outside of the United States, or with respect to which any Acquired Entity shall or may have any Liability, in each case for the benefit of employees or independent contractors who perform services outside the United States (each such plan, a “Foreign Plan”): (i) such Foreign Plan is in compliance in all material respects with the provisions of the applicable Law of each jurisdiction in which such Foreign Plan is maintained, (ii) all contributions to, and payments from, such Foreign Plan, which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made, (iii) the Acquired Entities have complied, in all material respects, with all applicable reporting and notice requirements and (iv) there are no pending investigations by any Governmental Body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan) against such Foreign Plan.

Section 3.13                             Compliance with Regulations and Court Orders.  Each Acquired Entity is, and since January 1, 2013 has been, in material compliance with all applicable Regulations and Court Orders applicable to it.  None of the Acquired Entities have received any written notice of any unresolved claim that it is not in material compliance with any such Regulations or Court Orders.

Section 3.14                             Permits.  The Company has made available to Parent true and correct copies of all material Permits used in the operation of the Business by an Acquired Entity, all of which are in full force and effect as of the Agreement Date.  The Acquired Entities own, hold, possess or lawfully use in the operation of the Business all material Permits which are necessary to conduct the Business.  None of the Acquired Entities is in Default, nor, since January 1, 2013, has any Acquired Entity received any written notice of any unresolved claim of Default, with respect to any such Permit.

Section 3.15                             Consents and Approvals.  Except as may be required under the HSR Act and foreign competition filings and except for the filing and recordation of the Merger Certificate as required by the DGCL and obtaining the Stockholder Approval, no permit, consent, approval, authorization or notice of, declaration to or filing or registration with, any Governmental Body is required to be made or obtained by an Acquired Entity in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.16                             Litigation.  Except as set forth in Schedule 3.16 of the Company Disclosure Schedule, there is no Action which, if adversely determined, would reasonably be expected to result in a material liability or obligation of, or material restriction on, any of the Acquired Entities that is pending or, to the Knowledge of the Company, threatened against an Acquired Entity.

Section 3.17                             Labor and Employment Matters.

(a)                                 Schedule 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each individual employed by an Acquired Entity as of the Agreement Date (and prior to giving effect to the Employment Agreements) by: (i) name, (ii) identify of employer, (iii) principle work location, (iv) job title or description, (v) whether classified by his or her employer as exempt or non-exempt under applicable wage and hour laws, (vi) base salary or wage rate; (vii) commission, bonus, incentive pay, and/or any other compensation opportunity, including severance pay; and (viii) any benefits, payments, or rights upon a change in control (other than the merger consideration payable under this Agreement in respect of the Company’s capital stock and options and the Transaction Bonuses set forth in Exhibit G).  Except as provided in Schedule 3.17(a) of the Company Disclosure Schedule, all such employees are employed on an “at will” basis and may be terminated at any time with or without notice or cause.

(b)                                 Schedule 3.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Agreement Date, of all individuals engaged by an Acquired Entity as an independent contractor or consultant who earn at least $100,000 in base compensation on an annual basis for 2016 by: (i) name; (ii) identity of entity to whom serves are rendered; (iii) principal work location; (iv) job title or description of services; (v) amount paid to date for 2016; and (vi) any benefits, payments or rights upon termination of the engagement or upon a change in control (other than the merger consideration payable under this Agreement in respect of the Company’s capital stock and Options).  Except as provided on Schedule 3.17(b) of the Company Disclosure Schedule, all such individuals are engaged on an “at will” basis and may be terminated at any time with or without notice or cause.

(c)                                  There is no pending strike, slowdown, work stoppage, lockout, picketing, unfair labor practice charge, grievance, or any other material labor dispute involving any Acquired Entity pending and, to the Company’s Knowledge, none is threatened , and there have been no such actions since January 1, 2013.

(d)                                 No employee of any Acquired Entity is represented by a trade or labor union or organization, employees’ association or similar organization representing employees (collectively, a “Union”). To the Company’s Knowledge, since January 1, 2013, there has not been any attempt by any employees of any Acquired Entity or any Union to organize any of the Acquired Entities’ employees into a collective bargaining unit or certify a collective bargaining unit or to engage in any other organization activity with respect to the workforce of the Acquired Entity. None of the Acquired Entities is a party to or bound by any collective bargaining agreement, labor contract, side letter agreement, or other agreement with any Union, nor is any such agreement presently being negotiated, nor is there any duty on the part of any Acquired Entities to bargain with any Union.

(e)                                  During the 90 day period prior to the Agreement Date, no Acquired Entity has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and/or any similar state, local or foreign plant closing Regulation (“WARN Act Laws”) or that could otherwise reasonably be expected to trigger a notice requirement or result in a material liability or obligation of, or material restriction on, any of the Acquired Entities under the WARN Act Laws.

(f)                                   No Action is pending against any of the Acquired Entities and, to the Knowledge of the Company, no Action is threatened by any Person, arising out of or relating to employment, including without limitation hiring, misclassification, overtime, taxes, wages, hours, discrimination, harassment, retaliation, personnel policies and practices, terms and conditions of employment, leaves of absences, accommodations, health and safety, privacy, termination or other matter relating to employment.  The Acquired Entities are, and since January 1, 2013 have been, in material compliance with all Labor Laws.

(g)                                  Notwithstanding any other provisions of this Agreement, the representations and warranties of the Company contained in this Section 3.17 are the sole and exclusive representations and warranties related to Labor Laws.

Section 3.18                             Intellectual Property.

(a)                                 An Acquired Entity:  (i) owns all rights, title and interest in the Business Intellectual Property; or (ii) possesses valid licenses or other valid rights to use (which term and its correlatives, as used in this Section 3.18, shall also include the right to license and/or distribute) the Business Intellectual Property in the manner in which it has used or is using the Business Intellectual Property. Each item of Business Intellectual Property will, immediately subsequent to the Effective Time, continue to be owned and/or available for use by the Acquired Entities on terms which are identical to those pursuant to which the Acquired Entities, immediately prior to the Effective Time, own and/or have the right to use, such item.

(b)                                 Schedule 3.18(b) of the Company Disclosure Schedule contains a complete and correct list of all registered, filed or applications for Intellectual Property owned by any of the Acquired Entities including, where applicable, the name of the registered owner, date of registration or application and name of registration body where the registration, filing or application was made. All renewal and maintenance fees in respect of the items listed on Schedule 3.18(b) of the Company Disclosure Schedule (if applicable) have been duly paid and all registrations therefor are in full force and are not subject to any challenge, opposition, nullity proceeding or interference or, to the Company’s Knowledge, threats to commence same. Schedule 3.18(b) of the Company Disclosure Schedule also lists all Software of any Acquired Entity which is marketed or promoted as a product, solution or critical part of any service of an Acquired Entity. All Business Intellectual Property which is owned by any Acquired Entity is herein referred to as “Owned Intellectual Property.”

(c)                                  All Owned Intellectual Property was developed, created and designed by employees of the Acquired Entities acting within the scope of their employment or by consultants or contractors who have assigned all of their right, title and interest in and to such Owned Intellectual Property pursuant to agreements in the forms attached to Schedule 3.18(c) of the Company Disclosure Schedule.

(d)                                 There is no Action pending or, to the Knowledge of the Company, overtly threatened in writing against any Acquired Entity by any third party, and, since January 1, 2013, none of the Acquired Entities have received written notice of any such claim that remains unresolved, in either case that (i) alleges that any Business Intellectual Property, or the use thereof, infringes, violates or misappropriates, or has infringed, violated or misappropriated (collectively, “Infringes”), the rights of any Person; (ii) challenges the ownership, validity or enforceability of any Business Intellectual Property; or (iii) alleges that the conduct of the Business, including any products or services, or the use, offer or provision thereof by the Acquired Entities, Infringes the rights of any Person.  Neither the conduct of the Business since January 1, 2013 nor any Owned Intellectual Property Infringes the rights of any Person. None of the Acquired Entities has undertaken or authorized legal counsel to undertake any investigation as to whether any Business Intellectual Property infringes, misappropriates or otherwise violates any third party Intellectual Property and, without limiting the generality of the foregoing, the Acquired Entities has not received a non-infringement legal opinion with respect to any Business Intellectual Property.

(e)                                  Schedule 3.18(e) of the Company Disclosure Schedule sets forth a list of each Contract to which an Acquired Entity is a party relating to the use of Business Intellectual Property, other than Contracts with customers entered into in the Ordinary Course of Business on the Acquired Entities’ form contract with no material changes (the “Business Intellectual Property Contracts”).  True and correct copies of such Business Intellectual

Property Contracts have been made available to Parent.  Except as set forth on Schedule 3.18(e) of the Company Disclosure Schedule, each of the Business Intellectual Property Contracts is in full force and effect and no Acquired Entity has received written notice (i) that it is in Default under any of the Business Intellectual Property Contracts or (ii) of any cancellation or termination of any of the Business Intellectual Property Contracts, and the Company has no Knowledge of any Default under any of the Business Intellectual Property Contracts by the other parties thereto.  Each Business Intellectual Property Contract is a legal, valid and enforceable obligation of the Acquired Entity party thereto and, to the Knowledge of the Company, each Business Intellectual Property Contract is a legal, valid and enforceable obligation of the other parties thereto, in each case except as enforcement may be limited by the Enforceability Exceptions. The Acquired Entities have licenses for all Commercial Software used in the Business as conducted on the Agreement Date, use of such Commercial Software is in accordance with such licenses and the Acquired Entities do not have to pay or will not be required to pay any on-going license or other fees or other amounts for continued use of such Commercial Software, except for maintenance and/or support fees.

(f)                                   No Action is pending or has been overtly threatened in writing against any Person in which an Acquired Entity alleges that such Person Infringes any Business Intellectual Property.  To the Knowledge of the Company, no Person is Infringing the rights of the Acquired Entities in the Business Intellectual Property.

(g)                                  The Acquired Entities have taken commercially reasonable measures to protect and preserve the security and confidentiality in all material Trade Secrets owned by the Acquired Entities. All employees of the Acquired Entities who were involved in the development of Owned Intellectual Property have executed and delivered to the applicable Acquired Entity an agreement regarding the protection of such Owned Intellectual Property, and the assignment to or ownership by the Acquired Entities of all Intellectual Property arising from the services performed for the Acquired Entities by such Persons.

(h)                                 The computer software, hardware, systems, databases and information technology services used in the operation of the Business (the “Computer System”) adequately meets the needs of the Business and operations of the Acquired Entities as presently conducted. The Acquired Entities has arranged for disaster recovery and/or back-up data processing services adequate to meet its data processing needs in the event the Computer System or any of its material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster, and is tested at least on an annual basis. The Computer System has not suffered any failures, errors or breakdowns in the Computer System within the past twelve (12) months which have caused any substantial disruption or interruption in the Business.

(i)                                     Except as set forth on Schedule 3.18(i) of the Company Disclosure Schedule, (i) the Acquired Entities have collected and used personally identifiable information in compliance with its privacy policies displayed on its websites or committed to in Business Intellectual Property Contracts, (ii) the Acquired Entities have been and currently are in material compliance with all Regulations relating to privacy, security and security breach notification requirements applicable to the operation of the Business; and (iii) to the Company’s Knowledge, the Acquired Entities have not experienced any breach of security of personally identifiable information maintained, processed or transmitted by the Acquired Entities, whether or not such security breach required notice thereof to any Person under any applicable Regulation.

(j)                                    Notwithstanding any other provisions in this Agreement, the representations and warranties of the Company contained in this Section 3.18 are the sole and exclusive representations related to Intellectual Property.

Section 3.19                             Insurance.  The Company has made available to Parent true and correct copies of all material policies or binders of insurance maintained by the Acquired Entities on the Agreement Date with respect to the Business, the Assets or the employees of the Acquired Entities.  All such insurance coverage is in full force and effect, no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received by the Company with respect thereto.  All premiums and other amounts due on such policies have been paid, and the Acquired Entities have complied in all material respects with the provisions of such policies.  Schedule 3.19 of the Company Disclosure Schedule is a true and correct history of insurance claims made by any of the Acquired Entities since January 1, 2013 including the final disposition of the claim or the status of the claim.  To the Knowledge of the Company, there is no claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  No Acquired Entity has received any written notice of cancellation or non-renewal of any such policies from any of its insurance carriers nor, to the Knowledge of the Company, is the termination of any such policies threatened.  None of such policies provides for any retrospective premium adjustment, experience-based liability or loss sharing arrangement affecting any Acquired Entity.

Section 3.20                             Brokers.  Other than with Raymond James & Associates, Inc., none of the Acquired Entities has entered into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of Parent or any Acquired Entity to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

Section 3.21                             Customers and Suppliers.

(a)                                 Schedule 3.21(a) of the Company Disclosure Schedule lists the top twenty customers of the Acquired Entities on the basis of revenues for goods sold or services provided for each of the 12-month period ended December 31, 2015 and the 9-month period ended September 30, 2016 (as determined pursuant to the accounting methodology used by the Acquired Entities in the preparation of the audited financial statements of Alsbridge, Inc. and its subsidiaries for December 31, 2015) (the “Significant Customers”).  Except as set forth on Schedule 3.21(a) of the Company Disclosure Schedule, as of the Agreement Date, no Significant Customer has terminated or notified any Acquired Entity in writing or, to the Company’s Knowledge, threatened that it intends to terminate or materially modify its business relationship with the Acquired Entities.

(b)                                 Schedule 3.21(b) of the Company Disclosure Schedule lists the top twenty suppliers of the Acquired Entities based on gross purchases for each of the 12-month period ended December 31, 2015 and the 9-month period ended September 30, 2016 (collectively, the “Significant Suppliers”).  Except as set forth on Schedule 3.21(b) of the Company Disclosure Schedule, as of the Agreement Date, no Significant Supplier has terminated or notified any Acquired Entity in writing or, to the Company’s Knowledge, threatened that it intends to terminate or materially modify its business relationship with the Acquired Entities.

Section 3.22                             Absence of Changes.

(a)                                 Except as otherwise contemplated or permitted by, or as a consequence of or in connection with, this Agreement, or as set forth on Schedule 3.22(a) of the Company Disclosure Schedule, from the Balance Sheet Date until the Agreement Date, the Business has been conducted, in all material respects, in the Ordinary Course of Business, and none of the Acquired Entities has taken (or failed to take) any of the following actions:

(i)                                     amended its Certificate of Incorporation or bylaws or other comparable organizational documents;

(ii)                                  declared or made any payment, dividend or distribution to the Stockholders, including stock splits, stock dividends, or purchased or redeemed any Shares;

(iii)                               authorized for issuance, issue, sell, deliver or, agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any shares of any class or any other equity securities or equity equivalents (including any options or appreciation rights);

(iv)                              adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement);

(v)                                 (A) incurred or assumed any long-term or short-term Indebtedness, except for borrowings under existing lines of credit in the Ordinary Course of Business, (B) assumed, guaranteed, endorsed or otherwise became liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, except in the Ordinary Course of Business, (C) made any loans, advances or capital contributions to or investments in any other Person, except for customary loans or advances to employees and Acquired Entities and except for normal extensions of credit to customers, in each case in the Ordinary Course of Business, or (D)  taken action which would create any Encumbrance upon any Assets, except for Permitted Encumbrances;

(vi)                              entered into, adopted, amended or terminated any Employee Plan (other than such amendments which are required by applicable Law), increase in any material manner the compensation or fringe benefits of any director, officer or employee of any Acquired Entity, or pay any benefit not required by any plan or arrangement in effect as of the Balance Sheet Date;

(vii)                           made any change in the compensation payable or to become payable to any of its directors, officers, employees or consultants of any Acquired Entity or awarded any bonus to any such Person;

(viii)                        terminated the employment of any employees other than in the Ordinary Course of Business consistent with past practice or for cause or engaged in any employee layoffs or plant or office closures;

(ix)                              made, revoked or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, filed any amendment to a Tax Return or any claim for refund or credit of Taxes, filed any Tax Return other than in the Ordinary Course of Business and consistent with past practice (or, for avoidance of doubt, filed any Tax Return that was filed late), entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes, consented to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, requested or entered into any ruling or agreement with a Governmental Body with respect to Taxes or entered into a Contract which primarily relates to Taxes;

(x)                                 sold, leased or disposed of any Assets in any single transaction or series of related transactions having a fair market value in excess of $250,000 in the aggregate, except in the Ordinary Course of Business;

(xi)                              entered into, extended, modified, terminated or renewed any Material Contract, except in the Ordinary Course of Business;

(xii)                           initiated or settled any Action;

(xiii)                        terminated, amended or entered into any lease with respect to real property or any capital lease with respect to personal property, other than in the Ordinary Course of Business;

(xiv)                       suffered any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business, assets or liabilities of Acquired Entities;

(xv)                          changed its methods of accounting or accounting practices in any material respect or accelerated in any respect the collection of receivables whether by offering discounts or incentives or otherwise, or delayed in any respect the payment of payables or other accruals;

(xvi)                       made any capital expenditures in excess of $100,000 in the aggregate;

(xvii)                    acquire, by merger, consolidation or acquisition of stock or assets, any corporation, partnership or other business organization, or any division thereof, or any equity interest therein; and

(xviii)                 enter into any Contract to take any of the foregoing actions.

(b)                                 Since the Balance Sheet Date, there has not been any Company Material Adverse Effect, and there have been no events, developments or occurrences that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.23                             Accounts Receivable.  All of the accounts receivable of the Acquired Entities reflected on the balance sheets as of the Balance Sheet Date and the accounts receivable of the Acquired Entities arising after the date thereof, and which have not yet been collected, represent valid obligations of customers of the Acquired Entities, and arose out of bona fide transactions in the Ordinary Course of Business.  Except as set forth on Schedule 3.23 of the Company Disclosure Schedule, there is no pending, or to the Knowledge of the Company threatened, contest, claim, defense or right of set-off of any account debtor relating to the amount or validity of any of the Acquired Entities’ accounts receivables, other than returns in the Ordinary Course of Business and reserves for doubtful accounts set forth in the Financial Statements and determined in accordance with the Accounting Principles.  Notwithstanding the foregoing, no representation is made with respect to the Contingent Receivables.

Section 3.24                             Related Party Transactions.  There are no Contracts of any kind entered into by, on behalf of or at the direction of any of the Acquired Entities with any officer, director, employee, member or stockholder or other holder of equity interests of the Acquired Entities or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, option grant agreements, fringe benefits and other compensation paid to directors, officers and employees, each entered into in the Ordinary Course of Business, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Employee Plans of which copies have been provided to Parent.  To the Knowledge of the Company, no Stockholder or any officer or director of, or holder of any membership or equity interest in, the Acquired Entities nor any of their respective Affiliates has any material interest in or other material business relationship or arrangement with any Person that does business with any Acquired Entity or owns any material property, asset or right that is used by the Acquired Entity.

Section 3.25                             Bank Accounts.  Schedule 3.25 of the Company Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any Acquired Entity at any bank or other financial institution: the name of the bank or financial institution, the account number, and the names of all individuals authorized to draw on or make withdrawals from such accounts.

Section 3.26                             Questionable Payments.  No Acquired Entity, nor, to the Knowledge of the Company, any of its directors, executives, representatives, agents or employees has (a) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, or any equivalent foreign Law, (d) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) made any unlawful: bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as of the Agreement Date as follows:

Section 4.1                                    Organization.  Each of ISG, Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to conduct its business as it is being conducted as of the Agreement Date and to own or lease, as applicable, its assets.  Copies of the charter, bylaws or similar organizational documents and agreements of each of ISG, Parent and Acquisition Sub, and all amendments thereto, as delivered to the Company, are true and correct.

Section 4.2                                    Authorization.  Each of Parent and Acquisition Sub has all requisite power and authority, and has taken all requisite action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, have been duly approved by the respective boards of directors (or similar governing body) of Parent and Acquisition Sub, and by Parent as the sole equityholder of Acquisition Sub.  No other proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery hereof by the Company, is the legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 4.3                                    Consents and Approvals; No Conflict or Violation.

(a)                                 Except for the filing and recordation of the Merger Certificate as required by the DGCL, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Body is required to be made or obtained by ISG, Parent, Acquisition Sub or any of their respective Affiliates in connection with the execution, delivery and performance by Parent and Acquisition Sub of this Agreement and by ISG, Parent and Acquisition Sub of the consummation of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents and approvals, or the failure to give such notices, or to make such declarations, filings or registrations, would not result in a Parent Material Adverse Effect.

(b)                                 Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in or constitute a Default under the charter, bylaws or other similar organizational documents and agreements of ISG, Parent or Acquisition Sub, (ii)  result in or constitute a Default under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ISG, Parent or Acquisition Sub is a party or by which ISG, Parent, Acquisition Sub or any of their respective assets may be bound, or (iii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Court Order or Regulation, except in the case of each of the immediately preceding clauses (ii) and (iii) for such violations, conflicts, contraventions, remedies, relief or Defaults which would not result in a Parent Material Adverse Effect.

(c)                                  The payment of amounts due to the Stockholders pursuant to Section 6.7 is not prohibited or otherwise restricted by the Parent Credit Agreements, so long as at the time of such payment, or immediately after giving effect thereto, no Event of Default (as defined in the Parent Credit Agreement) has occurred and is continuing under the Parent Credit Agreement or would occur immediately after giving effect thereto.

Section 4.4                                    No Prior Activities.  Except for obligations incurred in connection with its incorporation or organization, the due diligence investigation of the Acquired Entities or the negotiation and consummation of this Agreement and the transactions contemplated hereby and thereby (including the financing thereof), Acquisition Sub has neither incurred any obligation or Liability, engaged in any business or activity of any type or kind whatsoever nor entered into any agreement or arrangement with any Person.

Section 4.5                                    Solvency.  Immediately after giving effect to the consummation of the transactions contemplated to be completed at the Closing (including any debt and equity financings being entered into in connection therewith):  (i) the fair saleable value (determined on a going concern basis) of the Assets of the Acquired Entities shall be greater than the total amount of their Liabilities; (ii) Parent and the Company and its Subsidiaries shall be able to pay their debts as they become due; and (iii) the Acquired Entities shall have adequate capital to carry on their business.  No transfer of property is being made by Parent and no obligation is being incurred by Parent in connection with the transaction contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent or the Acquired Entities.

Section 4.6                                    Compliance with Regulations and Court Orders.  Each of ISG, Parent and Acquisition Sub is in material compliance with all Regulations and Court Orders applicable to it.

Section 4.7                                    Brokers.  Other than BMO Capital Markets, none of ISG, Parent, Acquisition Sub nor any of their respective officers, directors, employees or stockholders has entered into, nor will enter into, any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which has or will result in the obligation of ISG, Parent, the Company, the Surviving Corporation or any of their respective Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

Section 4.8                                    Litigation.  There is no Action pending or, to the knowledge of Parent, overtly threatened in writing against ISG, Parent or Acquisition Sub, nor to the knowledge of Parent is there any investigation in which ISG, Parent or Acquisition Sub is the subject or the target by any Governmental Body, which would result in a Parent Material Adverse Effect.

Section 4.9                                    Access to Information.  Parent is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the Merger.  Parent acknowledges that: (a) it has had access to information about the Acquired Entities, their respective results of operations, financial condition and cash flow, and the Business generally; and (b) it has conducted such investigation of the Company and the Shares, in each of clauses (a) and (b), sufficient to enable Parent to evaluate the merits and risks of investing in the Acquired Entities and whether to proceed with the execution and delivery of this Agreement and the consummation of the Merger.  Without limiting the generality of the foregoing, Parent further acknowledges that it has (i) had an opportunity to review all materials and information requested by it, (ii) the opportunity to review all of the documents, records, reports and other materials identified in the Company Disclosure Schedule, (iii) received access to the properties and assets of the Company and is familiar with the condition thereof and (iv) to its satisfaction, had an opportunity, upon its reasonable request, to interview, question or otherwise solicit relevant and non-privileged information concerning the Company from the management of the Company.

Section 4.10                             ISG Stock.  The issuance, sale and delivery of the shares of ISG Stock issuable at the Closing as the ISG Stock Consideration have been duly authorized by all necessary corporate action on the part of ISG and all such shares have been duly reserved for issuance. The shares of ISG Stock, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

Section 4.11                             Undisclosed Liabilities.  ISG does not have any Liabilities of the type required to be disclosed on its audited and unaudited financial statements in accordance with GAAP except for (i) Liabilities adequately disclosed, provided for, reflected in, reserved against or otherwise described in such financial statements (or in any notes thereto) (regardless of classification), (ii) obligations under Contracts entered into in the ordinary course of business of ISG, consistent with past practices (but not Liabilities for breaches or defaults thereof), (iii) Liabilities which have arisen in the ordinary course of business of ISG, consistent with past practices.

ARTICLE 5

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 5.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 the Stockholder Approval shall have been obtained;

(b)                                 no Regulation or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body which expressly prohibits, restrains, enjoins, restricts or makes illegal the consummation of the Merger; and

(c)                                  any waiting period applicable to the Merger under the HSR Act or applicable Foreign Regulatory Law shall have terminated or expired, and all required consents, approvals, authorizations or similar permits under any applicable Foreign Regulatory Laws shall have been obtained or issued.

Section 5.2                                    Conditions to the Obligation of the Company.  The obligation of the Company to consummate, or cause to be consummated, the transactions contemplated by this

Agreement is subject to the satisfaction at or prior to the Effective Time of the following conditions (any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Regulation):

(a)                                 Parent shall have delivered the documents set forth in Section 2.3(b);

(b)                                 the representations and warranties of Parent and Acquisition Sub contained in Article 4, without giving effect to any “material,” “materially” or Parent Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct at and as of the Closing (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Parent Material Adverse Effect;

(c)                                  each of the covenants and obligations of Parent and Acquisition Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

(d)                                 Parent and Escrow Agent shall have executed and delivered to the Company counterpart signature pages to the Escrow Agreement;

(e)                                  Parent and Payment Agent shall have executed and delivered to the Company counterpart signature pages to the Payment Agent Agreement; and

(f)                                   Parent or Acquisition Sub shall have delivered by wire transfer, the amounts set forth in Section 2.10(a).

Section 5.3                                    Conditions to the Obligations of Parent and Acquisition Sub.  The respective obligations of Parent and Acquisition Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions (any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Regulation):

(a)                                 the Company shall have delivered the documents set forth in Section 2.3(c);

(b)                                 the representations and warranties of the Company contained in Article 4, without giving effect to any “material,” “materially” or Company Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure to be true and correct, would not have a Company Material Adverse Effect;

(c)                                  each of the covenants and obligations of the Company to be performed at or before the Effective Time shall have been duly performed in all material respects, in each case at or before the Effective Time; and

(d)                                 the Escrow Agent and the Representative shall have executed and delivered to Parent counterpart signature pages to the Escrow Agreement.

Section 5.4                                    Frustration of Closing Conditions.  No party may assert that it is not required to consummate the transactions at the Closing based on the failure of a closing condition if such failure was due to a breach by such party of its obligations under this Agreement.

ARTICLE 6
POST-CLOSING COVENANTS

Section 6.1                                    Employee Benefits.

(a)                                 Parent shall, or shall cause an Acquired Entity to, provide all of the employees of the Acquired Entities as of the Effective Time (the “Affected Employees”), for a period ending on the first anniversary of the Effective Time, the base rate of pay that is no less than the base rate of pay for such employees set forth on Schedule 3.17(a) of the Company Disclosure Schedules and employee benefits (including the Company’s severance existing as of the date of this Agreement) set forth on Exhibit K.  Notwithstanding the foregoing, Parent shall, or shall cause an Acquired Entity to, provide all Affected Employees as of the Effective Time, for a period ending on May 31, 2017, employee benefits set forth on Exhibit K.  For the avoidance of doubt, other than the Transaction Bonuses, no performance bonuses will be paid in 2016.

(b)                                 Parent shall, or shall cause an Acquired Entity to, until first anniversary of the Effective Time, honor all unused vacation, holiday, paid time off, sickness and personal days accrued by the employees of the Acquired Entities under the policies and practices of the Acquired Entities.  In the event of any change in the welfare benefit plan provided to any Affected Employee, Parent shall, or shall cause an Acquired Entity to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees (and their eligible dependents) under such plan, except to the extent that such conditions, exclusions or waiting periods would apply under the Acquired Entities’ then-existing plans absent any change in such welfare plan coverage.  Parent shall, or shall cause an Acquired Entity to, provide each Affected Employee with credit for all service with the Acquired Entities and their respective ERISA Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except for any plan subject to Title IV of ERISA or any plan, program or policy providing retiree health or life benefits, or except to the extent that it would result in a duplication of benefits with respect to the same period of services.

(c)                                  Except as provided in Section 6.1(a), nothing contained herein shall be construed as (i) requiring Parent or the Surviving Corporation to continue any specific employee benefit plan or to continue the employment of any specific Person, (ii) altering or limiting Parent’s ability to amend, modify or terminate a particular benefit plan program or arrangement that the Acquired Entities maintain or contribute to, or (iii) conferring upon any individual any right as a third party beneficiary of this Agreement.

(d)                                 Nothing in this Section 6.1 is intended to, and nothing shall, constitute an amendment to any Employee Plan.

Section 6.2                                    Director and Officer Indemnification and Insurance.

(a)                                 From and after the Effective Time, Parent shall cause the Surviving Corporation to comply with all obligations of the Company and the other Acquired Entities in existence or in effect as of the Agreement Date, under applicable Regulations, their respective organizational documents or by contract, to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable Regulations to, each Person who is now or has been prior to the Agreement Date, or who becomes prior to the Effective Time, an officer or director of the Company, or any officer or director of, or is otherwise serving in a similar function for, any other Acquired Entity (the “Indemnified Officers”) against all Losses or Liabilities arising out of or in connection with any Action or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director of the Company or an officer, director or similar functionary of any other Acquired Entity, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to, at or after the Effective Time.  The parties hereto intend, to the extent not prohibited by applicable Regulations, that the indemnification provided for in this Section 6.2 shall apply without limitation to acts or omissions (other than illegal or fraudulent acts), or alleged acts or omissions (other than alleged illegal or fraudulent acts), by the Indemnified Officers in their capacities as such, as the case may be.  The obligations of Parent and the Acquired Entities under this Section 6.2 shall not be amended or terminated in such a manner as to adversely affect any Indemnified Officer without his consent, it being understood that each Indemnified Officer, and his heirs and legal representatives, is intended to be a third party beneficiary of this Section 6.2 and may specifically enforce its terms.  This Section 6.2 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under any agreement with the Company or any other Acquired Entity under the Company’s or any such other Acquired Entity’s organizational documents.

(b)                                 Prior to the Closing, the Acquired Entities shall procure and pay for insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with a claims period of at least six (6) years from the Effective Time covering those Persons who are covered by the Company’s or any other Acquired Entity’s directors’ and officers’ liability insurance at least to the same extent as such directors and officers are covered as of the Agreement Date and with carriers having claims paying ratings no lower than the Acquired Entities’ insurers as of the Agreement Date (the “Tail Policies”).  Every Person who is a director or officer of the Company or any other Acquired Entity immediately prior to the Effective Time shall be a named insured party on the Tail Policies for such six-year period following the Effective Time.  The Company shall bear the cost of the Tail Policies, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Fees.

(c)                                  On and after the Closing Date, Parent shall, and shall cause the Acquired Entities to, use commercially reasonable efforts (i) upon the request of the Representative, make any claim for coverage under any applicable directors’ and officers’

liability insurance policy, including the Tail Policies, and to take any action reasonably requested by the Representative to obtain reimbursement for covered losses under any such policies or to otherwise enforce any such policies or any provision thereof, (ii) promptly inform the Representative of any communication received by Parent or any Acquired Entity from, or given by Parent or any Acquired Entity to, any Person issuing any such insurance policies, (iii) permit the Representative to review any written communication from any such insurance provider and permit the Representative to review, before submission, any written communication to such insurance provider, (iv) consult with the Representative in advance of any meeting or conference with such insurance provider and, to the extent permitted by such insurance provider, give the Representative the opportunity to attend and participate, and (v) upon the Representative’s request, to promptly furnish to the Representative certificates of insurance evidencing such policy.

(d)                                 The right to indemnification provided under this Section 6.2 shall be in addition to any rights that any Indemnified Officer may have at common law, Contract, or otherwise and shall remain in full force and effect following the Closing.  Each of the parties hereto hereby acknowledges that certain Indemnified Officers have certain rights to indemnification, advancement of expenses and/or insurance provided by certain current and former Affiliates of the Acquired Entities, including Equityholders and their respective Affiliates, and each of their respective equity holders, directors, managers, officers, controlling Persons, partners (limited and/or general), members and employees (excluding Parent and the Acquired Entities, collectively, the “Other Indemnitors”), and hereby agrees that following the Closing, (i) Parent and the Acquired Entities, as applicable, are the indemnitors of first resort (it being understood, for the avoidance of doubt, that such parties’ obligations to the Indemnified Officers hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification (including through director and officer insurance policies) for the same expenses or liabilities incurred by the Indemnified Officers are secondary), (ii) Parent and the Acquired Entities, as applicable, shall be required to advance the full amount of expenses incurred by such Indemnified Officers and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between Parent or the Acquired Entities, on the one hand, and such Indemnified Officers, on the other hand), without regard to any rights such Indemnified Officers may have against the Other Indemnitors, and (iii) Parent, on behalf of itself and the Acquired Entities, irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  Parent further agrees that no advancement or payment by the Other Indemnitors on behalf of any Indemnified Officer with respect to any claim for which such Indemnified Officer has sought indemnification from Parent or any Acquired Entity shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Officer against Parent and the Acquired Entities, as applicable.

(e)                                  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision (including as to the financial ability of the continuing, surviving or purchasing corporation or entity), determined in the reasonable opinion of the Representative, shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 6.2.

Section 6.3                                    Preservation of Books and Records.  Each of Parent and the Surviving Corporation shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of Parent, the Surviving Corporation or their respective Affiliates for a period of seven years after the Closing Date (the “Record Retention Period”).  Representative or its representatives, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records.  Parent and the Surviving Corporation shall provide Representative and its representatives with, or cause to be provided to Representative and its representatives, such original books and records of the Business as Representative shall reasonably request in connection with any Action to which Representative or any Equityholder is a party or in connection with the requirements of any Regulations applicable to Representative or any Equityholder.  After the Record Retention Period, before Parent, the Surviving Corporation or any of their respective Affiliates shall dispose of any of such books and records, Parent or the Surviving Corporation shall give at least 60 calendar days’ prior written notice of such intention to dispose to Representative, and Representative shall be given an opportunity to receive and retain all or any part of such books and records as Representative may elect.

Section 6.4                                    Confidentiality.  All obligations of Parent and its Affiliates under the Confidentiality Agreement shall terminate simultaneously with the Closing; provided, however, that after the Closing, Parent, the Surviving Company and their respective Affiliates and their respective consultants, advisors and representatives shall treat as strictly confidential (unless disclosure is compelled by order or, in the opinion of legal counsel, by other requirements of Law) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning any Equityholder, and shall not use such information to the detriment of any Equityholder.  After the Closing, for a period of five (5) years, the Equityholders and their representatives shall treat after the date hereof as strictly confidential (unless disclosure is compelled by Court Order or, in the opinion of legal counsel, by other requirements of any Regulation) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning the Acquired Entities, and shall not use such information to the detriment of any Acquired Entity or for any other purpose except as necessary in connection with the exercise of any remedies related to this Agreement or any other documents contemplated hereby.

Section 6.5                                    Litigation Matter.  Upon Closing, Parent and Surviving Corporation shall control the defense of the Outstanding Litigation Matter and shall negotiate in good faith a settlement and dismissal of the Outstanding Litigation Matter; provided, however that any such settlement which does not provide for a full and complete release with prejudice of all parties involved with respect to the subject matter thereto shall require the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed).  Parent and the Surviving Corporation shall keep the Representative reasonably informed as to the settlement discussions and other events relating to the Outstanding Litigation Matters and the Representative shall be entitled to participate in any settlement discussions at its own cost.

Section 6.6                                    Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of any Acquired Entity or Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any Acquired Entity or Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of any Acquired Entity acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.7                                    Contingent Value Consideration.

(a)                                 After the Effective Time, Parent shall, and shall cause the Surviving Corporation and the other Acquired Entities to, use their commercially reasonable best efforts to invoice and collect the unbilled receivables and accounts receivables related to the Contingent Value Consideration (the “Contingent Receivables”) (regardless of whether any such Contingent Receivable has been written off or a reserve for doubtful accounts has been established with respect to such Contingent Receivables) and no such party shall take any action the purpose of which is to interfere with the collection of such Contingent Receivables.  For the avoidance of doubt, none of Parent, the Surviving Corporation or any other Acquired Entity shall be required by the foregoing to file suit against any customer related to the Contingent Receivables.  In furtherance of the foregoing, any settlement by Parent, the Surviving Corporation or any other Acquired Entity with the customer related to any Contingent Receivables shall require the prior written consent of the Representative.

(b)                                 Upon receipt of any cash as a result of collection of a Contingent Receivable, Parent shall deliver, or cause the Surviving Corporation to deliver, within three (3) Business Days, by wire transfer of immediately available funds to an account designated by the Payment Agent, for the benefit of the Stockholders in respect of their Series A Preferred Shares and Common Shares, as applicable based on which Contingent Value Consideration the Contingent Receivable relates to (i.e., the Receivable C Contingent Value, Receivable H Contingent Value or the Receivable V Contingent Value), and the Payment Agent shall pay to the applicable Stockholders such cash based on the allocation amounts set forth in the Distribution Waterfall and in accordance with the terms of this Agreement.

(c)                                  None of Parent, Surviving Corporation or any other Acquired Entity shall agree to any amendment to the Parent Credit Agreement or any other Contract which would prohibit the payment of the Contingent Value Consideration to the Stockholders, other than if an Event of Default (as defined in the Parent Credit Agreement) has occurred and is continuing under the Parent Credit Agreement, as amended, or would occur immediately after giving effect thereto.

ARTICLE 7

INDEMNIFICATION AND SURVIVAL

Section 7.1                                    Survival of Representations, Covenants and Specific Indemnities.  All representations and warranties of the parties contained herein shall survive the Effective Time until 5:00 p.m. New York City time on the date which is the fifteen-month anniversary of the

Closing Date (the “Representation Survival Date”); provided, that (a) the representations and warranties contained in Section 3.10 (Taxes) and Section 3.12 (Employee Benefit Plans) (collectively, the “Tax Related Representations”) shall survive until thirty (30) days following the expiration of the applicable statute of limitations (the “SOL Survival Date”), and (b) the Fundamental Representations shall survive indefinitely.  All covenants and agreements of the parties hereto set forth in this Agreement or in any agreement, certificate, instrument or other writing delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated by this Agreement that, by their terms, contemplate performance after the Closing Date, shall survive for the period in which they are required to be performed (each, a “Covenant Survival Date”).  A claim for indemnification pursuant to Section 7.2(a)(ii) must be made prior to the SOL Survival Date and a claim for indemnification pursuant to Section 7.2(a)(iv), Section 7.2(a)(v) or Section 7.2(a)(vi) must be made prior to the fourth anniversary of the Closing Date (the “Specific Indemnities Date”).  A claim for indemnification under this Agreement must be asserted by written notice delivered prior to 5:00 P.M. New York City time on the Representation Survival Date, the SOL Survival Date, Covenant Survival Date or the Specific Indemnities Date applicable to the underlying provisions of this Agreement to which such claim relates, and if written notice is received prior to such time, the claim set forth in any such notice shall survive until such claim is fully resolved.  The parties hereto hereby acknowledge and agree that the survival periods set forth in this Section 7.1 are contractual statute of limitations and any claim brought by any party pursuant to this Article 7 must be brought or filed prior to the expiration of the applicable survival period set forth in this Section 7.1.

Section 7.2                                    Indemnification.

(a)                                 Parent Indemnified Parties.  After the Effective Time, subject to the limitations described within this Article 7, the Stockholders, severally but not jointly, shall indemnify and hold harmless Parent, the Surviving Corporation and the other Acquired Entities, and their respective equityholders, members or partners (the “Parent Indemnified Parties”), from and against any Losses incurred by the Parent Indemnified Parties resulting from:

(i)                                     any breach of a representation or warranty made by the Company in this Agreement as of the date of the Agreement or the Closing Date;

(ii)                                  any breach by the Company of any of its covenants or agreements in this Agreement required to be performed by it before the Effective Time;

(iii)                               (A) all Taxes (or the non-payment thereof) of any of the Acquired Entities for all Pre-Closing Periods, (B) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Acquired Entities (or any predecessor of any of the Acquired Entities) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation (C) any and all Taxes of any person (other than the Acquired Entities) imposed on any of the Acquired Entities as a transferee or successor, by secondary liability, by contract (other than a contract entered into in the Ordinary Course of Business the principal subject matter of which is not Tax) or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, provided that in the case of each of clauses (A), (B) and (C), the Parent Indemnified Parties shall not be indemnified against any Losses consisting of Taxes specifically included in clause (i) of the definition of Indebtedness or non-income Taxes which are reflected on the balance sheet as a current liability of the Acquired Entities as of the Closing Date, and (D) any amounts due from the Stockholders pursuant to the last sentence of Section 8.2(b);

(iv)                              any error in the Distribution Waterfall as set forth in Exhibit H or any Action arising out of such error;

(v)                                 any amounts paid by Parent or the Surviving Corporation in respect of Appraisal Shares (to the extent the amount of such Losses exceed the amount such Appraisal Shares would have been entitled to receive under Article 2) and all costs and fees associated with any proceeding related to the Appraisal Shares paid by Parent or the Surviving Corporation; and

(vi)                              the Outstanding Litigation Matter or any counterclaims with respect thereto.

The indemnifications contained in Section 7.2(a)(ii) through Section 7.2(a)(vi) are referred to herein as the “Specific Indemnities”.

(b)                                 Equityholder Indemnified Parties.  After the Effective Time, subject to the limitations described in this Article 7, Parent and the Surviving Corporation shall indemnify and hold harmless the Equityholders and their respective equityholders, members or partners (the “Equityholder Indemnified Parties”), from and against any Losses incurred by the Equityholder Indemnified Parties resulting from:

(i)                                     any breach of any representation or warranty made by Parent or Acquisition Sub in this Agreement;

(ii)                                  any breach by Parent of any of its covenants or agreements in this Agreement; and

(iii)                               any breach by the Company or any of the other Acquired Entities of any of their respective covenants or agreements in this Agreement required to be performed by any of them after the Effective Time.

Section 7.3                                    Limitation on Indemnity; Calculation of Losses.

(a)                                 Notwithstanding anything in this Agreement to the contrary, a Parent Indemnified Party shall have no right to indemnification for Losses pursuant to Section 7.2(a)(i) (other than indemnification for breaches of Fundamental Representations and the Tax Related Representations):

(i)                                     unless and until the aggregate amount of all Losses applicable to such matter (it being understood that any Losses or series of Losses arising out of or relating to the same facts or occurrences shall be considered Losses applicable to the same matter) exceeds $14,000 (the “De Minimis Basket”), whereupon the Parent Indemnified Parties shall be indemnified for all Losses applicable to such matter, subject to the other limitations set forth in this Article 7 (including Section 7.3(a)(ii)); it being understood that Losses which are not subject to indemnification as a result of the operation of the foregoing provisions of this clause (i) shall not be included for purposes of determining whether the Threshold has been met; and

(ii)                                  unless and until the aggregate amount of all Losses suffered by such Parent Indemnified Party hereunder exceeds $700,000 (the “Threshold”), whereupon the Parent Indemnified Parties shall be indemnified only for all Losses in excess of the Threshold but subject to the limitations set forth in Section 7.3(b).

(b)                                 Notwithstanding anything in this Agreement to the contrary herein:

(i)                                     the Parent Indemnified Parties shall not be entitled to indemnification under this Agreement with respect to any Losses (A) to the extent that such Losses were reflected in the calculation of the Total Adjustment Amount, as finally determined in accordance with Section 2.13, as it is the parties’ intent that the procedures set forth in Article 2 shall provide the sole and exclusive remedies for such claims or (B) to the extent such Losses relate to the Contingent Receivables;

(ii)                                  no Stockholder shall be liable for indemnification for Losses caused by the Fraud or breach of covenant of another Stockholder or Equityholder in their capacity as a Stockholder or Equityholder;

(iii)                               no Stockholder’s liability for Loss with respect to a specific indemnification claim shall exceed such Stockholder’s Allocable Percentage of such Loss;

(iv)                              all Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement; and

(v)                                 in no event shall any punitive or special damages or consequential damages that are not reasonably foreseeable (except in each case to the extent payable to a third party) be included in the determination as to whether any Loss has occurred or as to the amount of any Loss incurred.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the amount of any Loss for which indemnification is provided shall be reduced to take account of any Tax benefit arising from the incurrence or payment of such Losses actually realized in the taxable year of the incurrence or payment of such Loss by the Indemnified Party.

(d)                                 Upon any Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article 7, such Indemnified Party shall utilize reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate the Losses which would reasonably be expected to result from such claim; provided, that (i) any failure by a Parent Indemnified Party to take any such actions shall not constitute a defense to, or in any way relieve the Stockholders’ obligations to indemnify the Parent Indemnified Party pursuant to this Agreement and (ii) in no event shall any Parent Indemnified Party or any Affiliate thereof be required to commence an action against any customer or supplier of the Surviving Corporation, any of the Acquired Entities or any of their respective Affiliates in connection with the fulfillment of its obligations under this Section 7.3(d).

(e)                                  For purposes of determining the amount of any Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “Company Material Adverse Effect,” “Parent Material Adverse Effect” or any similar qualification, term or phrase shall be disregarded.

(f)                                   Notwithstanding anything in this Agreement to the contrary, the amount of any Losses payable to a Parent Indemnified Party under this Article 7 shall be reduced by (i) any amounts actually recovered by the applicable Parent Indemnified Party under any insurance policies (net of any costs or expenses incurred by such Parent Indemnified Party in collecting such amounts and any increased premiums resulting therefrom) and (ii) any amounts actually recovered by the applicable Parent Indemnified Party under indemnification agreements or arrangements with third parties (net of any costs or expenses incurred by such Parent Indemnified Party in collecting such amounts).  With respect to any such insurance policies and subject to the terms thereof, the Acquired Entities shall not, and the Parent shall cause the Acquired Entities not to, cancel or terminate prior to the end of their then-current term any of such policies (including any directors’ and officers’ liability coverage) the premiums for which have been paid in full by the Effective Time.  The Indemnitor shall be subrogated to the Company’s rights under such insurance policies to the extent of payments made by such Indemnitor.  The Parent Indemnified Parties shall use their commercially reasonable efforts to pursue any available insurance policies or collateral sources; provided that the Parent Indemnified Parties shall not be required to (x) expend material out-of-pocket expenses in connection with such efforts, including incurring materially increased premiums in connection therewith, or (y) file suit against any insurance carrier.  To the extent that the Parent Indemnified Parties receive any such recovery, the amount of such recovery shall be applied first, to reimburse the Parent Indemnified Parties for their reasonable out-of-pocket costs and expenses incurred in connection with obtaining such recovery, second, to refund to the Representative for the benefit of the applicable Stockholders any payments made out of the Indemnification Escrow Account in respect of indemnification claims pursuant to this Article 7 which would not have been so paid had such recovery been obtained prior to such payment, and third, any excess to the Parent Indemnified Parties.

(g)                                  Upon payment in full of a particular indemnification claim pursuant to this Article 7, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnified Parties against any insurance policies with respect to the subject matter of such claim. Without limiting the generality of the foregoing, the Indemnified Parties shall permit the Indemnitor to use the name of such Indemnified Parties in any claim or Action involving any of such rights, and the Indemnified Parties shall assign or otherwise reasonably cooperate (such assignment or cooperation at the cost and expenses of the Indemnified Parties) with the Indemnitors to pursue any claims against, or otherwise recover amounts from, any insurance policy for any Losses for which indemnification has been received pursuant to this Agreement.  If any indemnification payment is received by an Indemnified Party from an Indemnitor, and such Indemnified Party later receives a payment from another Person in respect of the related Losses, the amount of such payment shall be applied, first, to refund any payments made by the Indemnitor in respect of indemnification claims which would not have been so paid had such recovery been obtained prior to such payment and, second, any excess to the Indemnified Parties.

Section 7.4                                    Exclusivity of Remedy.

(a)                                 Except in the case of Fraud, the remedies set forth in Section 2.13 (Post-Closing Adjustments), this Article 7 (Indemnification and Survival) and Section 10.12 (Specific Performance) shall be the sole and exclusive remedies of the Parent Indemnified Parties and the Equityholder Indemnified Parties with respect to any and all matters covered by this Agreement or claims relating to this Agreement, the negotiations and events giving rise to this Agreement and the transactions provided for herein or in any other documents or instrument contemplated hereby; provided, however, this Article 7 shall not be the exclusive remedies of the Equityholder Indemnified Parties with respect to the enforcement of the terms of the Notes.

(b)                                 Notwithstanding the other provisions of this Section 7.4, (i) no Person shall be deemed to have waived any rights, claims, causes of action or remedies against another party hereto if and to the extent Fraud is proven on the part of such party, and (ii) none of the Equityholder Indemnified Parties shall be deemed to have waived any rights, claims, causes of action or remedies available to it under the Notes.

(c)                                  The ISG Stock held in the Indemnification Escrow Account shall constitute the sole and exclusive source of funds available to the Parent Indemnified Parties to seek indemnification for any Losses pursuant to Section 7.2(a)(i), except for Losses arising out of (i) Fraud, (ii) any breach or misrepresentation of any Fundamental Representation and (iii) any breach or misrepresentations of the representations set forth in the Tax Related Representations; provided that in no event will any Stockholder be liable for Losses to the Parent Indemnified Parties pursuant to this Agreement in an aggregate amount in excess of such Stockholder’s Closing Merger Consideration.

Section 7.5                                    Indemnification Payments by Stockholders.

(a)                                 During the period between the Closing Date and Representation Survival Date; all indemnification payments that are to be made by the Stockholders pursuant to this Article 7 shall be satisfied first with the ISG Stock held in the Indemnification Escrow Account; provided, that the ISG Stock held in the Indemnification Escrow Account shall constitute the sole and exclusive source of funds available to the Parent Indemnified Parties for any Losses pursuant to Section 7.2(a)(i), except for Losses arising out of (i) Fraud, or (ii) any breach or misrepresentation of any Fundamental Representation or Tax Related Representation.

(b)                                 After the final release of the ISG Stock held in the Indemnification Escrow Account, the Stockholders, on a several and not joint basis, shall indemnify and hold harmless the Parent Indemnified Parties for any and all Losses asserted by a Parent Indemnified Party which results from any breach or misrepresentation of any Fundamental Representation or Tax Related Representation, or any of the Specific Indemnities; provided however, (i) no Stockholder’s liability for such Losses shall exceed such Stockholder’s Allocable Percentage of such Loss, and (ii) no Stockholder shall be required to make indemnification payments under this

Article 7 which, in the aggregate, exceed the portion of the Closing Merger Consideration received by such Stockholder.  In furtherance of their obligations under this Section 7.5(b), each Stockholder, in its sole discretion, may elect to satisfy its indemnification obligation under this Section 7.5(b), by satisfying its pro rata share of such Losses with the payment of cash, an offset of the amounts owed to such Stockholder pursuant to the Notes, the surrender and cancellation of that number of shares of ISG Stock held by such Stockholder, based on the ISG Stock Price, equal to any amounts for which any such Stockholder is required to indemnify such Parent Indemnified Party pursuant to this Section 7.5(b), or any combination thereof.

Section 7.6                                    Notice of Claims.

(a)                                 Any Parent Indemnified Party or Equityholder Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall, within the period provided for in Section 7.1, give, in the case of indemnification sought by (i) any Equityholder Indemnified Party, to Parent, or (ii) any Parent Indemnified Party, to the Representative, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder for Losses that is the subject of the Claim Notice.  The Claim Notice shall include (if and to the extent then known) the amount and the method of computation of the amount of the Losses, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 7.6).  A Claim Notice shall be given promptly following the claimant’s determination that facts or events have occurred giving rise to a claim for indemnification hereunder; provided, however, the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure or is delivered after the periods provided for in Section 7.1.

(b)                                 The Party obligated to provide indemnification hereunder (the “Indemnitor”) (acting through Parent, in the case of indemnification sought by an Equityholder Indemnified Party, and acting through the Representative, in the case of indemnification sought by a Parent Indemnified Party) shall have 30 days after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and (A) if the Indemnified Party is a Parent Indemnified Party, the Parent Indemnified Party shall be entitled to the amount set forth in the Claim Notice and the Representative and Parent shall direct the Escrow Agent to transfer shares of ISG Stock, based on the ISG Stock Price, from the Indemnification Escrow Account to such Parent Indemnified Party in accordance with this Article 7 and the Escrow Agreement, pursuant to the terms thereof, or (B) if the Indemnified Party is an Equityholder Indemnified Party, then Parent shall pay, or cause to be paid to, the Representative, for the benefit of each of the Equityholder Indemnified Parties in accordance with their respective Allocable Percentages of the amount set forth in the Claim Notice (or such amount as otherwise agreed pursuant to any such settlement); provided however any portion of such amount which is payable to the Stockholders in respect of their options shall be paid to the Surviving Corporation for further distribution to such Stockholders, or (ii) provide such Indemnified Party with written notice that it disagrees with the existence of a claim of indemnification hereunder or the amount or method of determination for Losses set forth in the Claim Notice (the “Dispute Notice”).  For a period of 30 days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter.  In the event that the controversy is not resolved within 30 days after the date the Dispute Notice is given, the parties hereto may thereupon proceed to pursue any and all available remedies but subject to the limitations set forth in this Article 7.

(c)                                  The provisions of this Section 7.6 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims shall be governed by Section 7.7.

Section 7.7                                    Third Person Claims.

(a)                                 If a claim by a third Person is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 7, then such Indemnified Party shall promptly notify (i) Parent, in the case of indemnification sought by any Equityholder Indemnified Party, or (ii) the Representative, in the case of indemnification sought by any Parent Indemnified Party, in writing of such claims (a “Third Party Claim Notice”).  The Third Party Claim Notice shall describe in reasonable detail the facts giving rise to the claim for indemnification hereunder that is the subject of the Third Party Claim Notice, the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim described in the Third Party Claim Notice (to the extent not previously provided under this Section 7.7).  A Third Party Claim Notice shall be given promptly following the claimant’s determination that facts or events give rise to a claim for indemnification hereunder; provided, however, that the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure or is delivered after the periods provided for in Section 7.1.

(b)                                 The Indemnitor (acting through Parent, in the case of indemnification sought by any Equityholder Indemnified Party, and acting through the Representative, in the case of indemnification sought by a Parent Indemnified Party) shall have 30 days after receipt of such Third Party Claim Notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith.  If the Indemnitor elects to undertake the defense of a claim by a third Person, the Indemnified Party shall be entitled to participate with its own counsel at its own expense; provided that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party concerning such claim by a third Person, then the reasonable cost of one counsel for the Indemnified Party shall be borne by the Indemnitor.  Notwithstanding the foregoing, the Indemnitor shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim by a third Person (i) relating to or arising primarily in connection with any criminal or quasi-criminal Action, (ii) that primarily involves any customer or supplier of the Surviving Corporation and the other Acquired Entities, or (iii) relating to the Outstanding Litigation Matter.  The Indemnitor shall not, except with the written consent of the Indemnified Party, enter into any settlement or compromise any claim by a third Person that (A) does not include as a term thereof the giving by the Person or Persons asserting such claim, on behalf of such Persons and their respective Affiliates, to all Indemnified Parties of a full and unconditional release of all such Indemnified Parties from all Liability (subject to the application of the Threshold) with respect to such claim or consent to entry of any judgment; (B) involves any finding or admission of any violation of Regulations; or (C) involves any non-monetary relief or remedy.  Any consent required by this Section 7.7(c) shall not be unreasonably delayed, withheld or conditioned.

(c)                                  If the Indemnitor does not notify the Indemnified Party in writing within 30 days after receipt of the Third Party Claim Notice that it elects to undertake the defense of the claim described therein, then the Indemnified Party shall have the right to undertake the defense or prosecution of such claim through counsel of its own choice, in which event it shall do so in good faith and using commercially reasonable efforts, it shall keep the Indemnitor reasonably informed of all material developments and it shall permit the Indemnitor, at its own cost and expense, to participate in all meetings and to review and comment on all pleadings and material correspondence related thereto, it being understood that the reasonable fees and expenses incurred by the Indemnified Party in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in Section 7.1 and Section 7.2.

(d)                                 Each party hereto shall have full access to the employees, books and records of the other party for purposes of investigating the merits of any claim by a third person which is the subject of investigation.  Each party hereto shall use its reasonable best efforts to preserve the confidentiality and/or privileged status of all confidential and/or privileged information provided pursuant to such request.  Notwithstanding the foregoing, no party hereto shall have the right of access to information of any other party hereto relating to any information the disclosure of which would, in the opinion of counsel, jeopardize any legal privilege or work-product privilege available to such other party or any of its Affiliates relating to such information.

Section 7.8                                    Release of ISG Stock From Indemnification Escrow Account Following the Escrow Release Date.

(a)                                 If, after 5:00 p.m., New York City time, on the Escrow Release Date, there are any shares of ISG Stock remaining in the Indemnification Escrow Account, the Stockholders shall be entitled (on a pro rata basis based on their respective Allocable Percentages) to (i) such shares of ISG Stock remaining in the Indemnification Escrow Account minus (ii) the number of shares of ISG Stock representing the aggregate dollar amount, based on the ISG Stock Price, of all claims for indemnification set forth in each unresolved Claim Notice provided in good faith by a Parent Indemnified Party, if any, prior to the Escrow Release Date (the “Indemnification Escrow Balance”).

(b)                                 Promptly after the Escrow Release Date, Parent and the Representative shall provide a joint written instruction to the Escrow Agent to transfer any remaining shares of ISG Stock to the Transfer Agent for transfer to an address designated in writing by the Representative (which address may be an account of the Payment Agent), for further distribution to the Stockholders in respect of their Series A Preferred Shares and Common Shares, (x) an amount of shares of ISG Stock equal to the Indemnification Escrow Balance, divided by (y) the ISG Stock Price.

(c)                                  If, as of the Escrow Release Date, there are any unresolved Claim Notices which have been provided in good faith by a Parent Indemnified Party prior to the

Escrow Release Date, the Escrow Agent shall retain shares of ISG Stock in the Indemnification Escrow Account for such unresolved Claim Notices in accordance with the terms of the Escrow Agreement until, with respect to each such Claim Notice, the matter underlying such Claim Notice is resolved, in which event Parent and the Representative shall direct the Escrow Agent to make a distribution from the Indemnification Escrow Account of the remaining shares of ISG Stock in the Indemnification Escrow Account applicable to such Claim Notice consistent with such final resolution to the Parent Indemnified Parties and/or to the Representative for the benefit of each of the Stockholders (each such release of funds, the “Resolved Claim Balance”).  With respect to each Resolved Claim Balance, Parent and the Representative shall provide a joint written instruction to the Escrow Agent to deliver the Resolved Claim Balance to the Transfer Agent for transfer (i) to an address designated in writing by the Representative (which address may be an account of the Payment Agent), for further distribution to the Stockholders in respect of their Series A Preferred Shares and Common Shares, a number of shares of ISG Stock equal to (x) such Resolved Claim Balance, divided by (y) the ISG Stock Price.

ARTICLE 8

TAX MATTERS

Section 8.1                                    Preparation of Tax Returns and Payment of Taxes.

(a)                                 Representative shall prepare (or cause to be prepared), at the Stockholders’ expense, all income Tax Returns for income Taxes of the Acquired Entities for all periods ending on or prior to the Closing Date, including Internal Revenue Service Form 4466, Corporation Application of Overpayment of Estimated Tax with respect to the 2016 short tax year (the “4466 Return” and together with each other income Tax Return, a “Pre-Closing Income Tax Return”).  Such Pre-Closing Income Tax Returns shall be prepared in a manner consistent with the past practices of the Acquired Entities (to the extent in compliance with applicable Law and Regulation) and in accordance with this Agreement.  The Representative shall provide Parent with a copy of any draft of any such Tax Return for Parent’s review and approval at least, in the case of the 4466 Return, twenty (20) Business Days, and in the case of each other Pre-Closing Income Tax Return, forty (40) Business Days prior to the date such Tax Return is due (after taking into consideration any extensions available).  The Representative shall make revisions to any such draft Tax Return as requested by Parent in writing within, in the case of the 4466 Return ten (10) Business Days, and in the case of each other Pre-Closing Income Tax Return, twenty (20) Business Days after Parent receives drafts of such Tax Return. If there is a disagreement as to whether revisions requested by Parent should be included in any such Tax Return, Representative shall notify Parent in writing (and include a description of the basis for such disagreement) within five (5) days after it receives Parent’s request to modify such draft Tax Returns and Parent and Representative shall use their best efforts to resolve such disagreement within five (5) days thereafter. If such disagreement cannot be resolved by Parent and Representative, the disagreement shall be submitted to the Settlement Arbitrator for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.13(c)). Parent shall timely file (after taking into consideration any extensions available) with the applicable Governmental Body such Tax Returns as finally prepared (including the resolution of the Settlement Arbitrator, if applicable).  The Stockholders shall be responsible for any Taxes shown as due on any Pre-Closing Income Tax Return as finally prepared pursuant to this Section

8.1(a).

(b)                                 At the Stockholders’ expense, Parent shall prepare (or cause to be prepared) all Tax Returns (other than Pre-Closing Income Tax Returns) of the Acquired Entities for all periods ending on or prior to the Closing Date that are first due after the Closing Date (each, a “Pre-Closing Tax Return”).  Such Tax Returns shall be prepared in a manner consistent with the past practices of the Acquired Entities (to the extent in compliance with applicable Law and Regulation), and in accordance with this Agreement.  Parent shall timely file (after taking into consideration any extensions available) with the applicable Governmental Body such Tax Returns. The Stockholders shall be responsible for any Taxes shown as due on any Pre-Closing Tax Return prepared pursuant to this Section 8.1(b) and shall pay to Parent any such Taxes no later than three Business Days prior to the due date for such Pre-Closing Tax Return, provided that the Stockholders shall not be required to pay Taxes specifically included in clause (h) of the definition of Indebtedness or Taxes which are reflected on the balance sheet as a current liability of the Acquired Entities as of the Closing Date. The provisions of this Section 8.1(b) shall not apply to Straddle Period Tax Returns which are governed by Section 8.1(c).

(c)                                  With respect to all Straddle Periods, Parent shall prepare (or cause to be prepared) all Tax Returns required by be filed with a Governmental Body by the Acquired Entities (each, a “Straddle Period Tax Return”).  Such Straddle Period Tax Returns shall be prepared in a manner consistent with past practices of the Acquired Entities (to the extent in compliance with applicable Law and Regulation) and in accordance with this Agreement.  Parent shall timely file (after taking into consideration any extensions available) with the applicable Governmental Body all Straddle Period Tax Returns.  The Stockholders shall be responsible for any Taxes shown on any Straddle Period Tax Return (to the extent attributable to a Pre-Closing Period) and shall pay to Parent any such amounts no later than three Business Days prior to the due date for such Straddle Period Tax Return provided that the Stockholders shall not be required to pay Taxes specifically included in clause (i) of the definition of Indebtedness or non-income Taxes which are reflected on the balance sheet as a current liability of the Acquired Entities as of the Closing Date.

(d)                                 To the extent permitted by applicable Law or Regulation, for federal income and applicable state and local income Tax purposes, the income Tax year of the Company shall end as of the close of business on the Closing Date and, for federal income Tax purposes, the Company shall join the consolidated federal income Tax group of which ISG is the parent on the day after the Closing Date.

Section 8.2                                    Amended Tax Returns/Refunds.

(a)                                 Except as otherwise required by applicable Law or Regulation, Parent shall not, nor shall it permit or cause any of its Affiliates or the Acquired Entities to, amend, file, refile, revoke or otherwise modify any Tax Return or Tax election of the Acquired Entities with respect to any Pre-Closing Period.

(b)                                 Any Tax refunds with respect to federal income Taxes that are received (or, in the case of a Straddle Period, that would have been received if the Straddle Period ended on the Closing Date) in cash or as a credit against income Tax, and any interest thereon, by Parent or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Entities) after the Closing (net of any Taxes and any reasonable out of pocket expenses incurred by Parent or its Affiliates with respect to such refund), that relate to any Pre-Closing Period (or the portion of any Straddle Period ending on the Closing Date) shall be for the account of the Stockholders.  Parent shall pay over to Representative for the benefit of the Stockholders, as additional Final Merger Consideration, any such Tax refund or the amount of any such credit within three (3) Business Days after the actual receipt thereof or actual use as credit against federal income Taxes.  Representative shall prepare in accordance with Section 8.1(a) a draft of the 4466 Return and Parent shall cause the 4466 Return to be filed as soon as practicable as 4466 Return is finalized.  At Representative’s reasonable written request, and at the Stockholders’ sole expense, Parent shall timely and properly file, or cause to be filed, any other claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds from any Pre-Closing Period to the extent that the Stockholders would be entitled to receive payment for such Tax refund pursuant to this Section 8.2(b) (which such claim for refund, amended Tax Return, or other Tax Return shall be prepared in accordance with the principles set forth in Section 8.1(a)).  To the maximum extent permitted by Law, such refunds shall be claimed in cash (rather than as credit against income Taxes).  Nothing in this Section 8.2(b) shall require that Parent make any payment with respect to any refund for any income Tax that is with respect to (A) any refund of income Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period or portion thereof beginning after the Closing Date; (B) any refund of Tax resulting from the payments of Taxes made after Closing Date to the extent the Stockholders have not indemnified Parent or the Acquired Entities for such Taxes (either through payment of such Taxes directly to the applicable Tax authority or reimbursement of Parent, the Acquired Entities or their respective Affiliates of such Taxes, either directly or from the Indemnification Escrow Amount); or (C) any refund for Tax that gives rise to a payment obligation by the Parent or any Acquired Entity to any Person other than the Stockholders under applicable Law or Regulation or pursuant to a provision of a Contract or other agreement entered (or assumed) by any Acquired Entity prior to the Closing Date to the extent that the Parent or an Acquired Entity satisfies such payment obligation.  In the event that Parent makes any payment to Representative with respect to a Tax refund pursuant to this Section 8.2(b) (including on account of the 4466 Return) and such refund is subsequently disallowed by the applicable Governmental Body or, with respect to the 4466 Return, is determined at the time the stub period federal income Tax Return for 2016 is finalized, that any portion of the amounts assumed to be deductible by the Company are not deductible under applicable Law and Regulation or additional income must be included in such stub period Tax Return upon Parent’s written request, the Stockholders shall repay to Parent the entire amount of the disallowed refund that was paid to them by Parent with respect to such refund (plus any applicable interest and penalties imposed by such Governmental Body) or, with respect to the 4466 Return, the excess amounts claimed as a Tax refund.

Section 8.3                                    Cooperation.  The parties hereto shall, and shall each cause their respective Affiliates to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes or the availability of a refund or credit of Taxes, or in conducting any audit or Action with respect to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.

Section 8.4                                    Transfer Taxes.  Parent, on the one hand, and the Stockholders, on the other hand, shall each be responsible for fifty percent (50%) of the transfer, sales, use, real property transfer, recording, documentary, stamp, registration, stock transfer and other similar Taxes and fees imposed in respect of the Merger, and Parent, with the cooperation of the Representative, shall file all Tax Returns and other documentation related thereto.

Section 8.5                                    Straddle Periods.  For all purposes under this Agreement (including, for the avoidance of doubt, the determination of whether any Taxes shown on a Straddle Period Tax Return are indemnified Taxes), in the case of any period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of Taxes (or any Tax refund or amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other non-transaction-based Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable period of the Acquired Entities terminated at the end of the Closing Date.  Notwithstanding the foregoing, to the extent permitted by applicable Law, any Transaction Tax Deductions shall be allocated to Pre-Closing Periods or the portion of any Straddle Periods ending on the Closing Date.

Section 8.6                                    Tax Contests.  Parent, on the one hand, and the Stockholders, on the other hand, shall promptly give written notice to the other parties hereto (or Representative, as applicable) if any of them receives from a Governmental Body a notice of deficiency, or a notice of its intent to audit or conduct another proceeding with respect to (a) an Tax Return of any Acquired Entity for any taxable period ending on or before the Closing Date, and (b) an Tax Return of the Acquired Entities for any Straddle Period that could give rise to a liability for which the Stockholders are responsible under this Agreement (any such audit or other proceeding, a “Tax Contest”).  The notice described in the preceding sentence shall be accompanied by copies of all correspondence and other documents received from the Governmental Body.  Parent shall control any Tax Contest; provided, however, that Representative, at its sole cost and expense, shall have the right to participate in any Tax Contest to the extent relating to Taxes for any Pre-Closing Period.  The Parent shall not, and shall not allow any Acquired Entity to, settle, resolve, or abandon any Tax Contest without the prior written consent of Representative (which consent shall not be unreasonably withheld, conditioned or delayed). If Representative does not participate in a Tax Contest, (x) Parent shall cause the Acquired Entities to control such Tax Contest diligently and in good faith and (y) Parent shall keep Representative reasonably informed regarding the status of such Tax Contest.  For the avoidance of doubt, (i) Parent shall have the right to control any audit or other proceeding relating to Taxes or Tax Returns of any Acquired Entity that is not a Tax Contest, and (ii) this Section 8.6, and not Section 7.6, shall control with respect to Tax Contests.

Section 8.7                                    Closing Date Items/No 338 Election.  Any extraordinary transaction not contemplated by this Agreement and taken on the Closing Date at the direction of Parent shall be allocated to the period beginning on the day after the Closing Date (and, for the avoidance of doubt, shall not be allocated to any Pre-Closing Period). None of Parent, any Acquired Entity or

any of their respective Affiliates shall cause or permit to be filed any election under Section 336 or Section 338 of the Code in connection with the Merger.  None of Parent, any Acquired Entity or any of their respective Affiliates shall cause or permit to be filed any election to change the Tax status of any of any Acquired Entity with respect to any taxable period or portion thereof ending on or before the Closing Date.

Section 8.8                                    Characterization of Indemnity Payments.  All payments made pursuant to indemnifications obligations under Article 7 shall be deemed, for Tax purposes, to be an adjustment to the Closing Merger Consideration, to the extent permitted by applicable Law and Regulations.

Section 8.9                                    Tax-Sharing Agreements.  All agreements the principal purpose of which is Tax sharing or Tax allocation of the Acquired Entities shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Entities shall not be bound thereby or have any liability thereunder.

ARTICLE 9

REPRESENTATIVE

Section 9.1                                    Designation and Replacement of Representative.  The parties hereto have agreed that it is desirable to designate a representative to act on behalf of the Equityholders for certain limited purposes as specified herein.  The parties have designated the Representative as the initial representative of the Equityholders and the Equityholders shall have designated the Representative as their initial representative upon execution of Letters of Transmittal.  The Representative may resign at any time, and the Representative may be removed by the vote of Persons which collectively owned more than a majority of all outstanding shares of Common Stock and Series A Preferred Shares immediately prior to the Effective Time (“Majority Holders”).  In the event that the Representative has resigned or been removed, a new Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative.  Upon the appointment of a new Representative, the previous Representative shall have no further obligations with respect to this Agreement except to provide reasonable cooperation to the new Representative in connection with (a) transitioning any then ongoing matter, (b) transferring control of the Representative Fund Account to the new Representative and (c) providing reasonable consultation with and cooperation to the new Representative with respect to then-ongoing matters or matters previously handled by the Representative in its capacity as such.  Neither resignation nor removal of a Representative, nor the appointment of a new Representative, shall release the obligation to reimburse the Representative for expenses incurred by it in connection with the performance of its duties as such, or result in the termination of the provisions of Section 9.2(b).

Section 9.2                                    Authority and Rights of Representative; and Reimbursement of Expenses, Exculpation, Limitations on Liability and Indemnity.

(a)                                 The Representative shall have such powers and authority acting on behalf of the Equityholders as are necessary to carry out all of the duties, responsibilities and obligations assigned to it pursuant to this Agreement, the Escrow Agreement and Paying Agent Agreement, including acting on behalf of the Equityholders with respect to:

(i)                                     the calculations and payments contemplated by Article 2, including, the calculation of the closing estimates, payment of the Closing Merger Consideration, payment of the Per Series A Preferred Share Liquidation Preference and Per Series B Preferred Share Liquidation Preference, determination of Closing Cash, determination of Closing Indebtedness, determination of Closing Transaction Fees, and disbursements from the Indemnification Escrow Account;

(ii)                                  the determination (A) as to whether a condition precedent to a party’s obligations under Article 5 has been satisfied;

(iii)                               the prosecution, defense and/or settlement of any indemnification claims pursuant to Article 7 or other claims related to this Agreement, the Merger or the other transactions contemplated hereby, including the determination of any relief to be sought, whether in the form of specific performance, injunctive relief or the payment of money damages; and

(iv)                              subject to the DGCL, all decisions in connection with any amendment to this Agreement, the Escrow Agreement or any other document related to the Merger or the other transactions contemplated by this Agreement;

provided, however, that the Representative will have no obligation to act by and on behalf of the Equityholders, except as expressly provided herein or in an agreement to be entered into among the Representative and the Equityholders.

(b)                                 In connection with the carrying out of its duties, the Representative shall have the full and complete authority to incur expenses and engage outside counsel and advisors, and shall be entitled to reimbursement of such expenses out of the Representative Fund Account.  The Representative shall have sole control of withdrawals from, or other decisions with respect to, the Representative Fund Account, but acknowledges that such funds shall be used only for expenses incurred in performing its duties as the Representative.  Parent, Acquisition Sub and the Surviving Corporation may conclusively rely upon, without independent verification or investigation, all decisions made by the Representative in connection with this Agreement in writing and signed by an officer of the Representative.  The Representative will have no liability to the Company, any other Acquired Entity, Parent or Acquisition Sub with respect to actions taken or omitted to be taken primarily in its capacity as the Representative, except where it has been finally judicially determined that such liability arose as a result of the Representative’s fraud, and the Representative shall be indemnified for all Losses that it may sustain, suffer or incur, solely from the funds set forth in the Representative Fund Account, for all actions taken or omitted to be taken in its capacity as the Representative, except where it has been finally judicially determined that such Loss arose as a result of the Representative’s fraud.

Section 9.3                                    Release of Representative Fund Account.  To the extent the Representative determines that the Representative Fund Account is no longer required, the Stockholders shall be entitled to receive any funds then remaining in the Representative Fund

Account (the “Representative Fund Account Balance”) on a pro rata basis based on their Allocable Percentages.  The Representative shall cause the Representative Fund Account Balance to be disbursed to the Stockholders in respect of their Series A Preferred Shares and Common Shares, in an amount equal to the Representative Fund Account Balance. Each Stockholder shall be entitled to its Allocable Percentages of the Representative Fund Account Balance.

ARTICLE 10

MISCELLANEOUS

Section 10.1                             Entire Agreement; Assignment.  This Agreement (including the Company Disclosure Schedule) (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, whether written, oral or implied, between or among any of the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition Sub may assign any or all of its rights and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Acquisition Sub of its obligations hereunder if such assignee does not perform such obligations, and provided further, that either or both of Parent and Acquisition Sub may assign any or all of its rights and obligations under this agreement to any debt financing source, as collateral.

Section 10.2                             Validity.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

Section 10.3                             Amendment.  This Agreement may be amended by action taken by the Company, the Representative, Parent and Acquisition Sub.  This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 10.4                             Extension; Waiver.  At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.5                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic mail, by nationally-recognized overnight courier or, if only to be given within the United States, also by overnight U.S. mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent or Acquisition Sub:

ISG Information Services Group Americas, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, CT 06901
Attention: Chief Financial Officer
Email: David.Berger@isg-one.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
525 W. Monroe St.
Chicago, IL 60661
Attention: Thomas F. Lamprecht, Esq.
Email: Thomas.Lamprecht@kattenlaw.com

if to the Company (prior to the Merger) to:

15303 Dallas Pkwy, Suite 200

Addison, Texas 75001
Attention: Scott Scaff

Email: scott.scaff@alsbridge.com

with a copy to (which shall not constitute notice):

Pepper Hamilton LLP
3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799
Attention:  P. Thao Le, Esq.

Email: lep@pepperlaw.com

if to the Surviving Corporation:

c/o ISG Information Services Group Americas, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, CT 06901
Attention: Chief Financial Officer
Email: David.Berger@isg-one.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
525 W. Monroe St.
Chicago, IL 60661
Attention: Thomas F. Lamprecht, Esq.
Email: Thomas.Lamprecht@kattenlaw.com

if to the Representative to:

LLR Partners
2929 Arch Street

Philadelphia, PA 19104
Attention:  Howard D. Ross and Sasank Aleti

Email: hross@llrpartners.com; saleti@llrpartners.com

with a copy to (which shall not constitute notice):

Pepper Hamilton LLP
3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799
Attention:  P. Thao Le, Esq.

Email: lep@pepperlaw.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.6                             Governing Law; Jurisdiction; Service of Process.

(a)                                 This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each party expressly agrees and acknowledges that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.

(b)                                 With respect to any action or claim arising out of or relating to the Merger or any document or instrument delivered in connection therewith, the parties hereto hereby expressly and irrevocably (i) agree and consent to be subject to the exclusive jurisdiction of the United States District Court located in the State of Delaware (and in the absence of Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the Delaware Chancery Court located in Wilmington, Delaware or, if such court lacks jurisdiction, the other state courts located In Wilmington, Delaware), and agree not to object to venue in such courts or to claim that such forum is inconvenient, and (ii) agree not to bring any action related to the Merger or any document or instrument delivered in connection therewith, including this Agreement, in any other court (except to enforce the judgment of such courts).  Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by applicable Regulations.  Each party further agrees that service of process may be effected or delivered by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.3.

Section 10.7                             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.8                             Public Announcements.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval in writing of Parent, the Company and Representative; provided, however, that the foregoing shall not restrict or prevent LLR Partners or its Affiliates from making any announcements to its attorneys and other advisors, or to its direct and indirect limited partners and investors, in connection with fund raising, marketing, information or reporting activities of the kind customarily provided with respect to investments of this kind.  If any press release or other public communication is required by applicable Regulations, unless prohibited by applicable Regulations, Parent, the Company and Representative will use reasonable commercial efforts to allow the other parties reasonable time to comment on such press release, public announcement or filing in advance of its issuance, and shall give due regard to including such comments in any such press release, public announcement or filing.

Section 10.9                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Section 6.2, Section 7.2 and Section 10.15, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.10                      No Other Representations; Non-Reliance.

(a)                                 Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Acquisition Sub acknowledges and agrees that:

(i)                                     no Acquired Entity is making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in Article 3 (as modified by the Company Disclosure Schedule), and Parent is entering into and consummating the Merger based solely upon and subject only to the specific representations and warranties set forth in Article 3 (as modified by the Company Disclosure Schedule); and

(ii)                                  any claims that Parent and Acquisition Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article 3 (as modified by the Company Disclosure Schedule);

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, each Equityholder Indemnified Party acknowledges and agrees that:

(i)                                     neither Parent nor Acquisition Sub is making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in Article 4, and the Company is entering into and consummating the Merger based solely upon and subject only to the specific representations and warranties set forth in Article 4; and

(ii)                                  any claims that such Equityholder Indemnified Party may have for breach of representation or warranty shall be based solely on the representations and warranties of the Parent and Acquisition Sub set forth in Article 4.

Section 10.11                      Expenses.  Except as set forth in this Agreement, each of the parties hereto, other than the Representative (whose expenses shall be paid out of the Representative Fund Account as provided in this Agreement), will bear its own costs and expenses incurred in connection with this Agreement and the transactions herein contemplated, including all legal, accounting, investment banking and other expenses incurred by it or on its behalf, whether or not such transactions are consummated.  In the event the transactions contemplated hereby are not consummated, the Company shall reimburse the Representative for all costs and expenses incurred by the Representative in connection with the transactions contemplated hereby.

Section 10.12                      Specific Performance.

(a)                                 The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that any breach of this Agreement would not be adequately compensated by monetary damages.  The parties hereto acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required.  The pursuit of specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.

(b)                                 Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)                                  The Company, on the one hand, and Parent and Acquisition Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, Parent and Acquisition Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Acquisition Sub, as applicable, under this Agreement.  The parties hereto further agree that by seeking the remedies provided for in this Section 10.12, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this

Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted.

Section 10.13                      Counterparts; Effectiveness.  This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile, “portable document format” (PDF), electronic transmission or otherwise) by all of the parties hereto.

Section 10.14                      Company Disclosure Schedule.  The representations and warranties contained in Article 3 are qualified by reference to the Company Disclosure Schedule.  The parties hereto agree that the Company Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except as and to the extent expressly provided in this Agreement.  Parent and Acquisition Sub acknowledge that the Company Disclosure Schedule may include items or information which the Company is not required to disclose under this Agreement.  Inclusion of information in the Company Disclosure Schedule shall not be construed as an admission that such information is material to the Company.  Parent and Acquisition Sub acknowledge that headings have been inserted on the individual schedules included in the Company Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Company Disclosure Schedule.  Cross references that may be contained in certain schedules contained in the Company Disclosure Schedule to other schedules contained in the Company Disclosure Schedule are not all-inclusive.  Information contained in various schedules contained in the Company Disclosure Schedule or sections and subsections of the schedules contained in the Company Disclosure Schedule may be applicable to other schedules or sections and subsections and, accordingly, every matter, document or item referred to, set forth or described in one schedule contained in the Company Disclosure Schedule shall be deemed to be disclosed under each and every part, category or heading of the Company Disclosure Schedule and all other schedules contained therein and shall be deemed to qualify the representations and warranties of the Company in the Agreement, to the extent that the applicability of such matter, document or item is readily apparent on the face of the disclosure in the Company Disclosure Schedule without further inquiry.

Section 10.15                      No Conflict.

(a)                                 Each of the parties hereto, for itself and its Affiliates, (i) hereby confirms that no engagement that Pepper Hamilton LLP has undertaken or may undertake on behalf of any of the Acquired Entities, any of the Equityholders, or any of their respective current or former equity holders, the Representative, or any of their respective Affiliates (the “Continuing Clients”) will be asserted by any of the Acquired Entities (including the Surviving Corporation) or Parent either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Pepper Hamilton LLP from any current or future representation of any of the Continuing Clients, and (ii) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Pepper Hamilton LLP in any continuing or post-Closing representation of any of the Continuing Clients.

(b)                                 Each of Parent, Acquisition Sub and the Company, for itself and its Affiliates (including the other Acquired Entities), hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between or among any of the Continuing Clients, on the one hand, and Pepper Hamilton LLP, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby, or any matter relating to any of the foregoing (collectively, “Protected Material”): (i) are privileged and confidential communications and documentation between or among one or more of the Continuing Clients and such counsel; (ii) shall be deemed to belong solely to the Continuing Clients; and will not pass to, be claimed, held or used by or become, following the Closing, an asset or property of Parent or its Affiliates (including the Surviving Corporation or any of the other Acquired Entities).  From and after the Closing, (A) none of Parent, the Surviving Corporation, any other Acquired Entity nor any Person purporting to act on behalf of or through Parent, the Surviving Corporation or any other Acquired Entity, or any of their respective Affiliates, will seek to obtain Protected Material by any process, (B) each of Parent, Acquisition Sub, the Company, on behalf of itself and its Affiliates (including the other Acquired Entities), irrevocably waives and will not assert against any of the Continuing Clients, or against any manager, director, member, partner, officer, employee or affiliate of any of the Continuing Clients, any attorney-client privilege, or any right to discover or obtain Protected Material.

(c)                                  Notwithstanding the foregoing, none of the parties hereto hereby waives any attorney-client privilege, including relating to the negotiation, documentation and consummation of the transactions hereby, in connection with any third-party private or governmental adversarial investigation, proceeding, or litigation.

(d)                                 Upon and after the Closing, none of Parent, the Surviving Corporation, nor their Affiliates (including any of the other Acquired Entities) shall have any right of access to any communications or to the files of Pepper Hamilton LLP, relating to Protected Material.  Without limiting the generality of the foregoing, (i) only Continuing Clients and their respective Affiliates (and not Parent, Acquisition Sub, the Company or their Affiliates (including any of the other Acquired Entities)) shall be the sole holders of the attorney-client privilege with respect to such files, and (ii) Pepper Hamilton LLP shall have no duty to reveal or disclose any attorney-client communications, work product or files to Parent, Acquisition Sub, the Company or their Affiliates (including the other Acquired Entities) by reason of any pre-Closing attorney-client relationship between such counsel and any of the Continuing Clients or their respective Affiliates.

(e)                                  From and after the Closing, none of Parent, the Surviving Corporation or their Affiliates (including the other Acquired Entities) shall have any right of access to any communications or to the files of Pepper Hamilton LLP relating to any Protected Material.  Parent, Acquisition Sub, the Company and their Affiliates (including the other Acquired Entities) further agree that each shall not assert any claim against Pepper Hamilton LLP in respect of legal services provided in connection with this Agreement or the transactions contemplated hereby.

(f)                                   Notwithstanding the foregoing, if a dispute arises between the Parent or any of its Affiliates, on the one hand, and a third party other than (and unaffiliated with) a Continuing Client, on the other hand, after the Closing, then such Parent or Affiliate (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of Protected Material by the Pepper Hamilton LLP.

(g)                                  Parent, Acquisition Sub, the Company and the Representative further agree that Pepper Hamilton LLP and its partners and employees are third party beneficiaries of this Section 10.15.

[Signature Page Follows]

Each of the parties below has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ALSBRIDGE HOLDINGS, INC.

BY:	/s/ Scott B. Schaff
NAME:	SCOTT B. SCHAFF
TITLE:	CHIEF FINANCIAL OFFICER

ISG INFORMATION SERVICES GROUP AMERICAS, INC.

BY:	/s/ David E. Berger
NAME:	DAVID E. BERGER
TITLE:	VICE PRESIDENT AND SECRETARY

GALA ACQUISITION SUB, INC.

BY:	/s/ David E. Berger
NAME:	DAVID E. BERGER
TITLE:	VICE PRESIDENT AND SECRETARY

LLR EQUITY PARTNERS III, L.P.,
IN ITS CAPACITY AS REPRESENTATIVE OF THE EQUITYHOLDERS

BY:	LLR CAPITAL III, L.P., ITS GENERAL PARTNER

	BY:	LLR CAPITAL III, LLC, ITS GENERAL PARTNER

		BY:	/s/ Howard D. Ross
		NAME:	HOWARD D. ROSS
		TITLE:	MEMBER

[Signature Page to Agreement and Plan of Merger]